EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

MARTEK BIOSCIENCES CORPORATION

OMEGATECH, INC.

AND

OGTAQ CORP.

Dated as of March 25, 2002

i

EXHIBIT INDEX

Exhibit A	Form of Written Consent
Exhibit B	Form of Market Stand-Off Agreement (Senior Management)
Exhibit C	Form of Market Stand-Off Agreement (Other Major Stockholders)
Exhibit D	Investor Letter
Exhibit E	Form of Proprietary Information, Inventions and Non-Compete Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G-1	Substance of Gibson, Dunn & Crutcher Opinion
Exhibit G-2	Substance of Opinion of In-House Counsel to the Company

v

SCHEDULE INDEX

Schedule 1.5(c)(i)	Allocation of Initial Consideration
Schedule 1.5(c)(xi)	List of Martek Patents and Patent Applications for Purposes of Definition of Martek Technology
Schedule 1.5(e)	Preliminary Operating Budget
Schedule 2.2	Certificate of Incorporation and Bylaws
Schedule 2.3	Capitalization
Schedule 2.5	No Conflict; Required Filings and Consents
Schedule 2.6	Financial Statements
Schedule 2.7	Absence of Certain Changes or Events
Schedule 2.8	Ownership and Condition of the Assets
Schedule 2.9	Leases
Schedule 2.10(a)	Material Agreements
Schedule 2.10(b)	Other Agreements
Schedule 2.11	Real Property
Schedule 2.12(c)	Environmental Matters
Schedule 2.13	Litigation
Schedule 2.15(a)	Domain Names
Schedule 2.15(b)	Material Licenses
Schedule 2.15(c)	Patents
Schedule 2.15(d)	Patent Applications
Schedule 2.15(e)	Trademarks
Schedule 2.15(f)	Intellectual Property Disputes
Schedule 2.15(g)	Trade Secret Disclosure
Schedule 2.15(h)	Software
Schedule 2.15(k)	Other Intellectual Property Arrangements
Schedule 2.15(l)	Breach of Intellectual Property Agreements
Schedule 2.15(m)	Restrictions on Business Activities
Schedule 2.16(a)	Taxes and Assessments
Schedule 2.17(a)	Employment and Benefit Matters
Schedule 2.18	Transactions with Related Parties
Schedule 2.19	Insurance and List of Claims
Schedule 2.20	Brokers
Schedule 2.21	Disclosure
Schedule 2.23	Customers and Suppliers
Schedule 3.9	Capitalization
Schedule 3.12	Martek Financial Statements
Schedule 3.13(c)	Martek Patents and Intellectual Property Disputes
Schedule 5.2(b)	Additional Issuances of Company Capital Stock
Schedule 5.5A	Market Stand-Off Agreements (List of Senior Management)
Schedule 5.5B	Market Stand-Off Agreements (List of Others)

Schedule 5.11A	Creditor Releases
Schedule 5.11B	Creditor Agreements
Schedule 6.2(c-1)	List of Individuals to Execute Employment Agreements
Schedule 6.2(c-2)	List of Individuals to Execute Proprietary Information, Inventions and Non-Compete Agreements

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 25, 2002, by and among MARTEK BIOSCIENCES CORPORATION, a Delaware corporation (“Martek”), OMEGATECH, INC., a Delaware corporation (the “Company”), and OGTAQ CORP., a Delaware corporation (“Merger Sub”).

RECITALS

          WHEREAS, the Boards of Directors of each of Martek, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Martek, Merger Sub and the Company and their respective stockholders;

          WHEREAS, the Company is a Delaware corporation and has authorized 50,000,000 shares of common stock, par value $.001 per share (“Company Common Stock”), 15,706,000 shares of which are outstanding, and 10,000,000 shares of preferred stock, $.001 par value per share (“Company Preferred Stock”), none of which is outstanding. The Company Preferred Stock and the Company Common Stock are referred to as the “Company Capital Stock”;

          WHEREAS, in order to induce Martek and Merger Sub to enter into this Agreement, concurrently herewith, certain stockholders of the Company, including each stockholder who also is a director or officer of the Company and persons affiliated with such persons, are executing written consents (each a “Written Consent”) contemporaneously with the execution of this Agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, each such stockholder approves the adoption of this Agreement and the Merger;

          WHEREAS, in order to induce Martek to enter into this Agreement, concurrently herewith, the Company is entering into employment agreements with certain officers of the Company and proprietary information, invention and non-compete agreements with certain employees of the Company; and

          WHEREAS, the parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I
 THE MERGER

     SECTION 1.1. General.

          (a)     Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the laws of the State of Delaware.

          (b)     The Merger shall become effective at the time of filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson, LLP, 111 South Calvert Street, Baltimore, Maryland 21202 at 10:00 A.M., two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or on such other date, time and place as the Company and Martek may mutually agree (the “Closing Date”).

          (c)     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

     SECTION 1.2. Certificate of Incorporation.

          The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein and by law.

     SECTION 1.3. The By-Laws.

          The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted at the Effective Time as the by-laws of the Surviving Company, until thereafter amended as provided therein and by law.

     SECTION 1.4. Board of Directors and Officers.

          From and after the Effective Time, the board of directors and officers of Merger Sub at the Effective Time shall be the board of directors and officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified.

     SECTION 1.5. Conversion of Securities.

          (a)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of the Company’s Capital Stock (the “Stockholders”), each share of common stock of Merger Sub immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

          (b)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Stockholders, each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Martek shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c)     Up to 4,210,926 shares (the “Aggregate Share Consideration”) of Martek common stock, par value $0.10 per share (“Martek Common Stock” or “Martek Stock”), shall be issued or reserved for issuance in connection with the Merger in accordance with this Section 1.5(c) and Sections 1.5(d), 1.8 and 5.9.

                    (i)     At the Effective Time, (A) 1,920,393 shares of Martek Common Stock and (B) the number of shares of Martek Common Stock issuable under Section 1.5(c)(v) with respect to any Milestones that are achieved more than ten days prior to Closing (such aggregate amount, the “Initial Share Consideration”) shall be allocated as described in Section 1.5(c)(ii) and Section 1.5(d); provided that if the average closing price of a share of Martek Common Stock as reported on the Nasdaq National Market (“Nasdaq”) for the 45 most recent days that Martek Common Stock has traded (the “Average Price”) ending on the Business Day prior to the Closing Date (the “Closing Average Price”) is less than the Average Price ending on the Business Day prior to the date of this Agreement (the “Current Average Price”), then the Initial Share Consideration shall be that number of shares of Martek Common Stock determined by multiplying the Initial Share Consideration by the quotient of the Current Average Price divided by the Closing Average Price; provided further that in no event shall the Initial Share Consideration exceed the Aggregate Share Consideration. Schedule 1.5(c)(i) describes the allocation of the Initial Share Consideration using the Current Average Price. If the Closing Average Price is less than the Current Average Price, Schedule 1.5(c)(i) shall be revised accordingly and such revised schedule shall replace the original schedule at Closing.

                    (ii)    The Initial Share Consideration (less the Directed Shares) shall be allocated as follows: (A) each issued and outstanding share of Company Capital Stock (other than Dissenting Shares) shall be converted into a fraction (the “Common Stock Exchange Ratio”) of a share of Martek Common Stock equal to the quotient of (x) the product of the Initial Share Consideration (less the Directed Shares) multiplied by (one less the Option Fraction) divided by (y) the Issued and Outstanding Capital Stock, and (B) a number of shares of Martek Common Stock equal to the Initial Share Consideration (less the Directed Shares) multiplied by the Option Fraction (the “Option Share Consideration”) shall be reserved for issuance upon the exercise of Assumed Options and allocated as set forth in Section 5.9. As used herein, the “Option Fraction” means a fraction the numerator of which is the number of shares of Company Capital Stock covered by the Company Options at the Effective Time and the denominator of which is the sum of the Issued and Outstanding Capital Stock plus the number of shares of Company Capital Stock covered by Company Options at the Effective Time. As used herein, the “Issued and Outstanding Capital Stock” means the number of shares of Company Capital Stock issued and outstanding at the Effective Time. As used herein, “Directed Shares” means 837,033 shares of Martek Common Stock; provided that such number may be increased prior to Closing and, if so increased, shall be reflected as so increased on a revised Schedule 1.5(c)(i) at Closing.

                    (iii)   The contingent right to shares of Martek Stock described in Section 1.5(c)(v) (the “Contingent Rights”) entitles holders of Company Capital Stock (other than Dissenting Shares) and Company Options (collectively, the “Interest Holders”), in each case as of the Effective Time, to receive in the aggregate up to a number of shares of Martek Common Stock equal to the Aggregate Share Consideration minus the Initial Share Consideration (the “Maximum Contingent Share Consideration"). The Contingent Rights shall be allocated among the Interest Holders proportionately to each Interest Holder’s interest in the Company at the Effective Time on a fully diluted basis; provided that any Dissenting Shares and shall be excluded from the calculation of “fully diluted basis.”

                    (iv)   Each Contingent Right shall be deemed issued separately from the shares of Martek Common Stock and each Assumed Option delivered at the Effective Time and shall be represented by a separate certificate or instrument. The Contingent Rights are non-transferable, except by operation of law, including the laws of descent and distribution, and represent only a contract right of the recipient to receive additional shares of Martek Common Stock if and only if certain conditions are met, as described below. Notwithstanding the foregoing, the Contingent Rights may be transferred by OT Lender II to its members in connection with the dissolution of OT Lender II. All shares of Martek Common Stock ultimately issuable under Contingent Rights will be appropriately and equitably adjusted by the board of directors of Martek (the “Martek Board”) for any stock split, recapitalization or similar capital transaction, and if there is a business combination involving Martek under which shares of Martek Common Stock are exchanged for securities or the property of another person, Martek will take any action necessary to ensure that the holders of Contingent Rights receive such other securities or property in lieu of Martek Common Stock otherwise issuable to them.

                    (v)     A portion of the Maximum Contingent Share Consideration may be earned by the Interest Holders upon the occurrence of each event described in Subsections (A)–(D) below (each a “Milestone”) during the period beginning on the date hereof and ending on April 30, 2004 (the “Earn-Out Period”) and any portion so earned shall be issued to the Interest Holders pursuant to Section 1.5(j):

                              (A)     If the National Academy of Sciences (the “NAS”), at any time during the Earn-Out Period, makes an authoritative statement recommending a Dietary Reference Intake (a “Recommendation”), including, without limitation, a Recommended Daily Intake or an Adequate Intake, citing a specific milligram level for the long chain fatty acid docosahexaenoic acid (“DHA”) or the long chain fatty acids DHA/EPA (docosahexaenoic acid/eicosapentaenoic acid) that permits application to the U.S. Food and Drug Administration (the “FDA”), pursuant to the Food and Drug Administration Modernization Act, for a nutrient content claim on food labels for DHA or the long chain fatty acids DHA/EPA, provided, however, that this nutrient content claim must be limited to DHA or the long chain fatty acids DHA/EPA and shall specifically not include the short chain omega-3 fatty acid alpha-linolenic acid (“LNA”), such number of shares of Martek Common Stock equal to $10 million divided by the Current Average Price, subject to the adjustment in Section 1.5(c)(vii), shall be distributed to the Interest Holders. Martek shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to persuade NAS to make such a Recommendation during the Earn-Out Period.

                              (B)     If Martek or any of its Subsidiaries, at any time during the Earn-Out Period, receives approval of the Company’s application (the “Application”) for permission to market a Novel Food designated as DHA Gold (DHA-rich oil) in the countries of the European Union pursuant to the EC Novel Foods and Novel Foods Ingredients Regulation (258/97), such number of shares of Martek Common Stock equal to $10 million divided by the Current Average Price, subject to the adjustment in Section 1.5(c)(vii), shall be distributed to the Interest Holders. Martek shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to have the Application approved during the Earn-Out Period.

                              (C)     Subject to Section 1.5(c)(xi), if Net Sales during the period commencing on the Closing Date and ending on April 30, 2003 equal or exceed $14,000,000 (provided that if the first anniversary of the Closing Date is later than April 30, 2003, this amount shall be prorated accordingly) with a Gross Margin of at least 30%, such number of shares of Martek Common Stock equal to $7.5 million divided by the Current Average Price, subject to the adjustments in Sections 1.5(c)(vi) and (vii), shall be distributed to the Interest Holders.

                              (D)     Subject to Section 1.5(c)(xi), if Net Sales during the period commencing on May 1, 2003 and ending on April 30, 2004 equal or exceed $33,000,000 with a Gross Margin of at least 35%, such number of shares of Martek Common Stock equal to $12.5 million divided by the Current Average Price, subject to the adjustments in Sections 1.5(c)(vi) and (vii), shall be distributed to the Interest Holders.

                    (vi)    If Net Sales described in Sections 1.5(c)(v)(C) and (D) equal or exceed 50% but are less than 100% of the Net Sales targets described therein, and the applicable Gross Margin is met, the number of shares to be distributed pursuant to such Sections shall be adjusted by multiplying the dollar amount set forth in such Sections by the actual percentage of Net Sales achieved provided that such percentage is equal to or greater than 50%.

                    (vii)   The number of shares to be distributed upon achievement of a particular Milestone may be adjusted upward or downward as described below based upon the average closing price (a “Future Average Price”) of a share of Martek Common Stock as reported on the Nasdaq for the 30 most recent days that Martek Common Stock has traded ending on the Business Day prior to the day on which such Milestone is achieved (the “Milestone Date”). If, upon the occurrence of a Milestone, either fully or on a prorated basis as described in Section 1.5(c)(vi), the corresponding Future Average Price is (A) greater than 125% of the Current Average Price, the corresponding number of shares shall be adjusted downward to reflect a maximum appreciation of 25% between the Current Average Price and such Future Average Price, or (B) less than the Current Average Price, the corresponding number of shares shall be adjusted upward to reflect the depreciation between the Current Average Price and such Future Average Price; provided, however, in no event shall the number of shares of Martek Common Stock issued pursuant to the Contingent Rights exceed the Maximum Contingent Share Consideration.

                    (viii)  After the Effective Time, no shares of Company Capital Stock shall be outstanding and all such shares shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (A) the right to receive shares of Martek Common Stock and Contingent Rights to be issued in consideration therefor upon the surrender of such certificate, (B) any dividends and other distributions in accordance with Section 1.8(c) and (C) any cash, without interest, to be paid in lieu of any fractional share of Martek Common Stock in accordance with Section 1.9.

                    (ix)    Notwithstanding anything in this Agreement to the contrary, the determination of whether a Milestone described in Sections 1.5(c)(v)(C) or (D) has been achieved shall be computed in accordance with the accounting principles and definitions specified in this Agreement without regard to any changes in GAAP or in Martek’s accounting policies either currently, or in the future.

                    (x)     If, prior to the later of (A) April 30, 2004 or (B) the determination in accordance with Section 1.5(j) that the Milestone described in Section 1.5(c)(v)(D) has not been achieved, any Assumed Option expires or is forfeited prior to the exercise of such Assumed Option in full, the shares of Martek Common Stock underlying such Assumed Option shall be available for distribution to the Interest Holders pursuant to Section 1.5(c)(iii).

                    (xi)    If Net Sales relate to sales of Blended Products, the portion of Maximum Contingent Share Consideration to be issued in connection with the achievement of a Milestone in Section 1.5(c)(v)(C) or (D) hereof shall be subject to an equitable adjustment to be negotiated in good faith by Martek and the Stockholders’ Representative; provided, however, that if a Milestone in Sections 1.5(c)(v)(C) or (D) hereof would be fully achieved based on Net Sales of Products without regard to Net Sales of Blended Products, no adjustment pursuant to this Section 1.5(l)(c)(xi) shall be made. As used herein “Blended Products” means products derived from the Technology and Martek Technology. As used herein, “Martek Technology” means organisms (A) referenced in the claims of, derived from or covered by the patents and patent applications set forth on Schedule 1.5(c)(xi) or (B) licensed or acquired by Martek.

          (d)     A number of shares of Martek Common Stock received as Initial Share Consideration by the Stockholders equal to $10,000,000 divided by the lesser of the Current Average Price and the Closing Average Price (the “Martek Escrow Amount”) will be deposited in the Martek Escrow Fund pursuant to Sections 1.8(h) and 7.2(b). A number of shares of Martek Common Stock received as Initial Share Consideration by the Stockholders equal to $1,000,000 (or a lesser amount if insurance is procured to indemnify the Stockholders’ Representative prior to Closing) divided by the lesser of the Current Average Price and the Closing Average Price (the “Stockholders’ Representative Escrow Amount”) will be deposited in the Stockholders’ Representative Escrow Fund pursuant to Sections 1.8(h) and 7.3(b). The shares of Martek Common Stock desposited in the Martek Escrow Fund and the Stockholders’ Representative Escrow Fund are collectively referred to in this Agreement as the “Combined Escrow Consideration.” The Martek Escrow Amount shall be available to settle certain contingencies as provided in Section 7.2 and in the Escrow Agreement. The Stockholders’ Representative Escrow Amount shall be available to indemnify the Stockholders’ Representative pursuant to Section 7.3(b). The Directed Shares will be deposited in escrow (the “Directed Shares Escrow Fund”) pursuant to Section 1.8(h). The Directed Shares will be used to satisfy certain obligations of the Company arising prior to the Closing.

          (e)     The Company and Martek have agreed to the preliminary operating budget for the period beginning on the Closing Date and ending on April 30, 2003 attached as Schedule 1.5(e) hereto and shall agree prior to Closing to a final operating budget for the period beginning on the Closing Date and ending on April 30, 2003 as provided in Section 5.21(c). Within 30 days prior to the first day of each quarterly period commencing August 1, 2002, Martek shall deliver a proposed operating budget for the subsequent 12-month period to the Stockholders’ Representative. Within 30 days following the receipt of such operating budget, the Stockholders’ Representative shall notify Martek of any dispute regarding such operating budget, which notice shall set forth in reasonable detail the basis for such dispute. If the Stockholders’ Representative fails to notify Martek of any such dispute within such 30-day period, such operating budget shall be deemed to be accepted by the Stockholders’ Representative. In the event that the Stockholders’ Representative notifies Martek of a dispute, Martek and the Stockholders’ Representative shall cooperate in good faith to resolve the dispute as promptly as possible. If Martek and the Stockholders’ Representative are unable to resolve the dispute within 15 Business Days of the Stockholders’ Representative’s delivery of the notice of dispute, then the dispute shall be submitted to binding arbitration pursuant to Section 1.5(k). Schedule 1.5(e) and any subsequent operating budget shall each be referred to as an “Operating Budget.” Martek shall prepare a monthly report of actual Net Sales, Gross Margins and actual operating expenditures for each month during the Earn-Out Period and deliver a copy of such report to the Stockholders’ Representative within 30 days following the last day of each month during the Earn-Out Period. Martek shall keep separate books and records sufficient to identify Net Sales and Gross Margins and such books and records shall be subject to review by the Stockholders’ Representative at reasonable times following notice.

                    (i)     Subject to Section 1.5(e)(iii), if Net Sales (with the applicable Gross Margin) measured on a cumulative basis do not equal or exceed 50% of the cumulative Net Sales targets contained in then-current Operating Budget for two consecutive fiscal quarters, Martek may, in its sole discretion, with respect to the remaining period covered by the then-current Operating Budget, reduce the operating expenses contained in the then-current Operating Budget (the “Operating Expenses”) by 25% (the “Adjusted Operating Expenses”). If, in the following two fiscal quarters, Net Sales (with the applicable Gross Margin) measured on a cumulative basis do not equal or exceed 50% of the cumulative Net Sales targets contained in the then-current Operating Budget for such quarters, Martek may, in its sole discretion, with respect to the remaining period covered by the then-current Operating Budget, reduce the Adjusted Operating Expenses by 25%. Any such adjustments to Operating Expenses or Adjusted Operating Expenses shall be made at the sole discretion of the Martek Board acting in good faith.

                    (ii)    Subject to Section 1.5(e)(iii), Martek may stop funding, in its sole discretion, all Operating Expenses, as adjusted, in the event that Net Sales (with the applicable Gross Margin) measured on a cumulative basis do not equal or exceed (A) 50% of the cumulative Net Sales targets contained in the then-current Operating Budget for six consecutive fiscal quarters or (B) 30% of the cumulative Net Sales targets contained in the then-current Operating Budget for three consecutive fiscal quarters.

                    (iii)   There shall be no reduction in, or cessation in funding of, Operating Expenses as provided in subparagraphs (i) and (ii) above with respect to any fiscal quarter if the cumulative operating results of the prior two fiscal quarters reflect positive net income with respect to the then-current Operating Budget.

          (f)     Notwithstanding anything herein to the contrary, including but not limited to Section 1.5(e), the Martek Board may, in its sole discretion, take any action (the “Board Decision”) with respect to the Operating Expenses at any time during the Earn-Out Period, including, but not limited to, failing to increase, reducing or eliminating any or all Operating Expenses; provided that if a Board Decision is made prior to the first anniversary of the Closing Date or if cumulative Net Sales (with the applicable Gross Margin) equal or exceed 50% of the cumulative Net Sales targets contained in the then-current Operating Budget for the four quarters immediately preceding a Board Decision, then the remaining Maximum Contingent Share Consideration (less the amount of Maximum Contingent Share Consideration issuable for Milestones which have not been satisfied within the applicable deadlines prior to the date of such Board Decision) (the “Remaining Maximum Contingent Share Consideration”), shall be issued to the Interest Holders pursuant to Section 1.5(c)(iii) as soon as practicable following the date of such Board Decision; and provided further that if cumulative Net Sales (with the applicable Gross Margin) do not equal or exceed 50% of the cumulative Net Sales targets contained in then-current Operating Budget in the four quarters immediately preceding a Board Decision but the applicable Gross Margin is met for the applicable Milestone period subsequent to the Milestone period in which such Board Decision was made, Martek shall issue, to the extent of the maximum Milestone amount payable with respect to such Milestone, a number of shares of Martek Common Stock equal to 25% of the Gross Margin dollars generated in such subsequent Milestone period divided by the Current Average Price, subject to the adjustments in Section 1.5(c)(vii).

          (g)     During the Earn-Out Period, Martek and its Subsidiaries shall not take or cause to be taken any action in connection with Net Sales or the Technology that materially reduces or otherwise materially adversely affects the ability to achieve the Milestones unless such action is undertaken in the best interest of Martek, as determined in the good faith judgment of the Martek Board, but excluding for purposes of such determination the possible benefit of not making distributions of the Maximum Contingent Share Consideration upon achievement of such Milestones. Nothing in this Section 1.5(g) shall affect the obligations of Martek set forth in Section 1.5(c)(v) or limit Martek’s right to adjust Operating Expenses as provided in Sections 1.5(e) or (f) or expand Martek’s right to adjust Operating Expenses beyond the rights provided in Sections 1.5(e) or (f).

          (h)     If, during the Earn-Out Period, Martek determines to sell or dispose of all or substantially all of the Technology in one or a series of transactions (a “Sale of Technology”), Martek shall deliver written notice to the Stockholders’ Representative notifying him of the proposed Sale of Technology and if, on the date of such notice, there are Milestones described in Sections 1.5(c)(v)(C) or (D) that have not yet been achieved and the deadline for achieving such Milestones has not yet passed, then:

                    (i)     If the Sale of Technology occurs prior to the first anniversary of the Closing Date or if cumulative Net Sales (with the applicable Gross Margin) equal or exceed 50% of the cumulative Net Sales targets contained in the then-current Operating Budget in the four quarters immediately preceding a Sale of Technology, the Remaining Maximum Contingent Share Consideration shall be issued to the Interest Holders pursuant to Section 1.5(c)(iii) as soon as practicable following the closing of the Sale of Technology.

                    (ii)    If Net Sales (with the applicable Gross Margin) measured on a cumulative basis equal or exceed 30% of the cumulative Net Sales targets contained in the then-current Operating Budget for the three consecutive fiscal quarters preceding the Sale of Technology but cumulative Net Sales (with the applicable Gross Margin) do not equal or exceed 50% of the cumulative Net Sales targets contained in the then-current Operating Budget in the three quarters immediately preceding a Sale of Technology, then Martek and the Stockholders’ Representative shall negotiate in good faith the determination of whether any portion of the Maximum Contingent Share Consideration is issuable upon the closing of the Sale of Technology and, if so, the number of shares of Martek Common Stock to be issued. In the event they are unable to agree on such amount within ten Business Days of the notice of the Sale of Technology, then the parties shall submit such dispute to binding arbitration pursuant to Section 1.5(k).

                    (iii)   If Net Sales (with the applicable Gross Margin) measured on a cumulative basis do not equal or exceed 30% of the cumulative Net Sales targets contained in the then-current Operating Budget for the three consecutive fiscal quarters preceding the Sale of Technology, no remaining Maximum Contingent Share Consideration shall be issued.

In the event that less than all or substantially all of the Technology is sold, then Martek and the Stockholders’ Representative shall negotiate in good faith the determination of whether all or any portion of the Maximum Contingent Share Consideration is issuable upon the closing of such sale and, if so, the number of shares of Martek Common Stock to be issued. In the event they are unable to agree on such amount within ten Business Days of the notice of such sale, then the parties shall submit such dispute to binding arbitration pursuant to Section 1.5(k).

          (i)     Upon a Change in Control of Martek during the Earn-Out Period, then the surviving entity in such Change in Control shall assume the obligations of Martek under this Section 1.5. A “Change in Control” shall be deemed to have occurred when (i) any “person” or “group” (as such terms are used in Sections 13(e) and 14(d) of the Exchange Act) is or becomes the beneficial owner of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of Martek (the “Voting Stock”) or (ii) Martek (A) consolidates with or merges into any other corporation or any other corporation merges into Martek, and in the case of any such transaction, the outstanding Martek Common Stock is changed or exchanged into other assets or securities as a result, unless the stockholders of Martek immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (B) conveys, transfers or leases all or substantially all of its assets to any Person (other than a wholly-owned Subsidiary as a result of which Martek becomes a holding company).

          (j)     Any portion of the Maximum Contingent Share Consideration to be issued upon the achievement of a Milestone in Sections 1.5(c)(v)(A) or (B), shall be issued by Martek within 30 days after such Milestone is met. On or before each of June 1, 2003 and 2004, Martek shall deliver to the Stockholders’ Representative a certificate (the “Milestone Certificate”) executed by Martek’s Chief Financial Officer or Chief Executive Officer indicating whether the Milestones described in Sections 1.5(c)(v)(C) and (D), respectively, were satisfied, and setting forth Martek’s determination of the amount of Maximum Contingent Share Consideration, if any, distributable with respect to such Milestones. The Milestone Certificate shall be delivered even if the Milestones have not been achieved. Martek and its Subsidiaries shall give the Stockholders’ Representative and his representatives full access at all reasonable times to the working papers related to such statements, including, but not limited to, any description of the methodology, procedures, audits and analysis (including accountants’ work papers) undertaken in connection with the statements, the determination of whether the Milestones were satisfied and the determination of the amount of Maximum Contingent Share Consideration, if any, distributable with respect to such Milestones. Within 30 days (the “Response Period”) following the receipt of the Milestone Certificate, the Stockholders’ Representative shall notify Martek of any dispute regarding the Milestone Certificate, which notice shall set forth in reasonable detail the basis for such dispute. If the Stockholders’ Representative fails to notify Martek of any such dispute during the Response Period, the Milestone Certificate and the amount of Maximum Contingent Share Consideration distributable shall be deemed to be accepted by the Stockholders’ Representative and Martek shall issue the number of shares of Martek Common Stock specified in the Milestone Certificate within three Business Days after the expiration of the Response Period. In the event that the Stockholders’ Representative notifies Martek of a dispute during the Response Period, Martek and the Stockholders’ Representative shall cooperate in good faith to resolve the dispute as promptly as possible and Martek shall issue within three Business Days after the expiration of the Response Period, the shares of Martek Common Stock specified, if any, in the Milestone Certificate (less a sufficient number of such shares to cover costs, as provided below, in the event that the Stockholders’ Representative is the substantially non-prevailing party in an arbitration, but only to the extent that Martek reasonably estimates that there would otherwise be insufficient Martek Common Stock remaining subject to Contingent Rights to cover such costs). If Martek and the Stockholders’ Representative are unable to resolve the dispute within 15 Business Days of the Stockholders’ Representative’s delivery of the notice of dispute, then the dispute will be submitted to an accounting firm that has not worked for either party and is acceptable to Martek and the Stockholders’ Representative (the “Independent Accounting Firm”). Each of Martek and the Stockholders’ Representative agrees to execute a reasonable engagement letter if requested by the Independent Accounting Firm. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by the substantially non-prevailing party. Martek shall pay all such fees and expenses, and shall then, in the event that the Stockholders’ Representative is the substantially non-prevailing party, reduce the Maximum Contingent Share Consideration by a number of shares of Martek Common Stock with a value equal to all of the amount of such fees and expenses, where value is determined on the basis of the average closing price of a share of Martek Common Stock for the 30-day period ending on the date of the Independent Accounting Firm’s invoice. The Independent Accounting Firm shall act as an arbitrator to determine only those issues still in dispute (provided that in no event may the result of such determination (by itself and without regard to Martek’s duties under the rules and regulations of the SEC) require Martek to change its financial statements or any audited number). Martek and the Stockholders’ Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to issue its determination within 30 days of its engagement. This determination shall be set forth in a written statement delivered to Martek and the Stockholders’ Representative and shall be final, binding and conclusive. If the determination indicates that additional Maximum Contingent Share Consideration should be distributed, Martek shall make such distribution within ten Business Days of receipt of the determination. No downward adjustment in the amount of the Maximum Contingent Share Consideration shall be made. Notwithstanding anything to the contrary in this Section 1.5(j), a dispute with respect to any adjustment under Section 1.5(c)(xi) hereof shall be resolved pursuant to Section 1.5(k) hereof.

          (k)     Except for Board Decisions and those matters covered by Section 1.5(j), any dispute, controversy or claim arising out of or relating to Section 1.5 of this Agreement (including but not limited to the provisos in Section 1.5(f)), including claims seeking redress or asserting rights under applicable Laws (a “Dispute”), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator with experience in Martek’s and the Company’s industries mutually agreeable to Martek and the Stockholders’ Representative. In the event that within 45 days after submission of any Dispute to arbitration, Martek and the Stockholders’ Representative cannot mutually agree on one arbitrator, Martek and the Stockholders’ Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and all of such arbitrators shall have experience in Martek’s and the Company’s industries. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Washington, D.C., under the rules then in effect of Judicial Arbitration and Mediation Services. The substantially non-prevailing party shall pay all expenses relating to the arbitration, including without limitation, the respective expenses of each party, the fees of each arbitrator and applicable administrative fees. In the event that the Stockholders’ Representative is the substantially non-prevailing party, Martek shall reduce (until repaid) the future distributions to Interest Holders under Section 1.5(c)(v) by a number of shares of Martek Common Stock with a value equal to all of the amount of the expenses of the arbitration, where value is determined on the basis of the average closing price of a share of Martek Common Stock for the 30 day period ending on the date of the invoice for such expenses.

     SECTION 1.6. Adjustment of the Exchange Ratio.

          In the event that, prior to the Effective Time, or with respect to the Contingent Rights, prior to a Milestone Date, any stock split, combination, reclassification or stock dividend with respect to the Martek Common Stock, any change or conversion of Martek Common Stock into other securities or any other dividend or distribution with respect to the Martek Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the share consideration described in Section 1.5(c) and the Common Stock Exchange Ratio and thereafter all references to the share consideration described in Section 1.5(c) and the Common Stock Exchange Ratio shall be deemed to be such consideration described in Section 1.5(c) and the Common Stock Exchange Ratio as so adjusted.

     SECTION 1.7. Dissenting Shares.

          (a)     Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by the Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.5. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Martek Common Stock specified in Section 1.5, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Dissenting Shares less the Combined Escrow Consideration allocable to such Stockholders.

          (b)     The Company shall give Martek (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Martek, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (c)     Notwithstanding the foregoing, as provided in Article VI, it is a condition to Martek’s obligations pursuant to this Agreement that holders of shares of Company Capital Stock representing in excess of 95% of the issued and outstanding Company Capital Stock immediately prior to the Effective Time shall not have demanded payment or exercised appraisal rights under Section 262 of the DGCL.

     SECTION 1.8. Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

          (a)     As promptly as reasonably practicable after the Closing Date, Martek shall deposit with the Exchange Agent certificates representing the Initial Share Consideration. In addition, as soon as reasonably practicable after all or any portion of the Maximum Contingent Share Consideration is to be distributed to Interest Holders pursuant to Sections 1.5(f), (h) or (j), Martek shall deposit with the Exchange Agent certificates representing the portion of Maximum Contingent Share Consideration then distributable, together with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9; provided that, if there are insufficient Directed Shares to satisfy certain pre-closing liabilities of the Company, the Stockholders’ Representative shall require that some or all of the shares of Martek Common Stock issuable in connection with the Milestones achieved after the Closing be deposited into the Directed Shares Escrow Fund. The shares of Martek Common Stock referred to in the preceding two sentences, together with any dividends or distributions with respect thereto pursuant to Sections 1.8(c) and 1.9, are referred to herein as the “Exchange Fund.”

          (b)     As soon as practicable after the Effective Time, Martek shall use its reasonable efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the “Certificates”) which shares were converted into the right to receive Martek Common Stock pursuant to Section 1.5, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Martek Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time (less such holder’s pro rata portion of the Combined Escrow Consideration), (B) cash in lieu of any fractional share of Martek Common Stock in accordance with Section 1.9 and (C) certain dividends and distributions in accordance with Section 1.8(c), and the Certificates so surrendered shall then be canceled. Subject to Sections 1.8(c) and 1.9, until surrendered as contemplated by this Section 1.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Martek Common Stock (less the allocable portion of the Combined Escrow Consideration with respect to the shares represented by such Certificate) and Contingent Rights into which such Company Capital Stock shall have been converted.

          (c)     No dividends or other distribution declared or made after the Effective Time with respect to the Martek Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Martek Common Stock and no cash payment in lieu of a fractional share of Martek Common Stock shall be paid to any such holder pursuant to Section 1.9 until such holder shall have surrendered its Certificates pursuant to this Section 1.8. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Martek Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Martek Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

          (d)     If any certificate representing shares of Martek Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other Taxes required as a result of the issuance of such certificates of Martek Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Martek or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Martek or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Martek or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Martek or the Exchange Agent. All amounts in respect of Taxes received or withheld by Martek shall be disposed of by Martek in accordance with the Code or such state, local or foreign Tax law, as applicable.

          (e)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Martek Board may impose, Martek shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Martek Common Stock as determined under Section 1.5(c) and pay any cash, dividends and distributions as determined in accordance with Sections 1.8(c) and 1.9 in respect of such Certificate. When authorizing such issuance of shares of Martek Common Stock (and payment of any such cash, dividends and distribution) in exchange for such Certificate, the Martek Board (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Martek a bond in such sum as the Martek Board may direct as indemnity against any claim that may be made against Martek with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (f)     At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company.

From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

          (g)     Issuance by Martek of any shares of Martek Common Stock pursuant to the Contingent Rights shall be made only to such Interest Holder to whom the Contingent Right is deemed issued pursuant to Sections 1.5(c)(iii) or such person’s permitted transferees pursuant to Section 1.5(c)(iv).

          (h)     As promptly as reasonably practicable after the Closing Date, Martek shall cause the Exchange Agent to issue (A) to the Martek Escrow Agent certificates representing the Martek Escrow Amount, which shall be registered in the name of such escrow agent as nominee for the holders of Certificates, (B) to the escrow agent for the Stockholders’ Representative Escrow Fund certificates representing the Stockholders’ Representative Escrow Amount, which shall be registered in the name of the such escrow agent as nominee for the holders of Certificates, and (C) to the escrow agent for the Directed Shares Escrow Fund certificates representing the Directed Shares, which shall be registered in the name of the such escrow agent.

     SECTION 1.9. No Fractional Shares.

          No certificates or scrip representing fractional shares of Martek Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Martek. In lieu of receiving any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying such fractional share by the Current Average Price. No certificates or scrip representing fractional shares of Martek Common Stock shall be issued with respect to the occurrence of any Milestone and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Martek. In lieu of receiving any such fractional share, each holder of a Contingent Right who would otherwise have been entitled thereto upon the occurrence of a Milestone will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying such fractional share by the applicable Future Average Price. Martek shall make available to the Exchange Agent the cash necessary for this purpose.

     SECTION 1.10. Return of Exchange Fund.

          Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock after October 31, 2004 shall be delivered to Martek, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Martek for payment of their claim for shares of Martek Common Stock, Contingent Rights, any cash in lieu of fractional shares of Martek Common Stock and any dividends or distributions with respect to such shares of Martek Common Stock. Neither Martek nor the Company shall be liable to any former holder of Company Capital Stock for any such shares of Martek Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     SECTION 1.11. No Further Ownership Rights in Company Capital Stock.

          All shares of Martek Common Stock and Contingent Rights delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Sections 1.8 or 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

     SECTION 1.12. Further Assurances.

          If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Martek and Merger Sub as follows:

     SECTION 2.1. Organization and Qualification.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Company and its Subsidiary has the requisite power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. OmegaTech GmbH is a corporation duly organized, validly existing and in good standing under the laws of Germany. Each of the Company and its Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not have a Company Material Adverse

Effect. The Company has no Subsidiaries or any equity interest in any Person other than OmegaTech GmbH.

     SECTION 2.2. Certificate of Incorporation and Bylaws.

          A complete and correct copy of the certificate of incorporation and the bylaws of each of the Company and the equivalent organizational documents of its Subsidiary, each as amended to date is attached hereto as Schedule 2.2. Such organizational documents are in full force and effect. Neither the Company nor its Subsidiary is in violation of any of the provisions of their respective organizational documents.

     SECTION 2.3. Capitalization.

          (a)     The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value per share, of which 15,706,000 shares are issued and outstanding and 8,477,890 shares are reserved for issuance and 10,000,000 shares of preferred stock, par value $.001 per share, none of which is outstanding. All of the issued and outstanding shares of the Company Common Stock are owned of record by the Stockholders of the Company shown on Schedule 2.3 hereto. Except as set forth on Schedule 2.3, there are no outstanding options, warrants or other rights, or any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or any obligation of the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. Except as set forth on Schedule 2.3, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. Except as set forth on Schedule 2.3, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the issued and outstanding shares of the Company Capital Stock, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. Except as set forth on Schedule 2.3, no shares of the Company Capital Stock have been reserved for any purpose.

          (b)     The Company owns all of the outstanding capital stock of its Subsidiary. There are no outstanding options, warrants or other rights or agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company’s Subsidiary, or any obligation to issue or sell any shares of capital stock of, or other equity interests in the Company’s Subsidiary, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company’s Subsidiary. There are no outstanding obligations of the Company’s Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the issued and outstanding shares of the capital stock of the Company’s Subsidiary, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. No shares of the capital stock of the Company’s Subsidiary have been reserved for any purpose.

          (c)     Except as set forth in Schedule 2.3, neither the Company nor its Subsidiary has any outstanding indebtedness for borrowed money and any such indebtedness is prepayable in full, without premium or penalty, at any time, except as otherwise described thereon.

     SECTION 2.4. Authority.

          (a)     The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except approval by holders of a majority of the shares of the Company Common Stock. Assuming due authorization, execution and delivery by Martek, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

          (b)     The board of directors of the Company (the “Company Board”) has duly and unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and has recommended adoption thereof by the Stockholders.

     SECTION 2.5. No Conflict; Required Filings and Consents.

          (a)     The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or the bylaws of the Company or the equivalent organizational documents of its Subsidiary, (ii) conflict with or violate any Law applicable to the Company or its Subsidiary, or (iii) except as set forth on Schedule 2.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its Subsidiary is subject, except with respect to clauses (ii) and (iii) for such conflicts, violations, breaches or defaults that, either individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Company, except for the filing of the Certificate of Merger under the DGCL.

     SECTION 2.6. Financial Statements.

          Attached hereto as Schedule 2.6 are (a) the audited consolidated balance sheet of the Company and its Subsidiary as of December 31, 2000 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2000; (b) the unaudited consolidated balance sheet of the Company and its Subsidiary as of December 31, 2001 and the unaudited consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001; and (c) the unaudited consolidated balance sheet of the Company and its Subsidiary as of January 31, 2002, and the unaudited consolidated statement of operations, stockholders’ equity and cash flows for the one month then ended (collectively, the “Financial Statements”). The audited consolidated financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company and its Subsidiary as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The unaudited consolidated financial statements referred to in this Section 2.6 present fairly, in all material respects, the financial condition of the Company and its Subsidiary as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in all material respects in accordance with GAAP applied on a consistent basis except for the absence of required footnotes. The audited consolidated financial statements are accompanied by unqualified audit reports of Deloitte & Touche LLP, who are independent for purposes of federal securities laws. Except as reflected in the unaudited consolidated balance sheet of the Company and its Subsidiary as of January 31, 2002 (the “Balance Sheet Date”), the Company has incurred no material liabilities, contingent or absolute, matured or unmatured, known or unknown, and has no Knowledge of any basis for such liabilities, except for liabilities (i) not required under GAAP applied on a consistent basis with that of the preceding accounting periods to be reported on such Financial Statements, (ii) incurred in the Ordinary Course of Business and (iii) liabilities under this Agreement.

     SECTION 2.7. Absence of Certain Changes or Events.

          Since the Balance Sheet Date, there has been no event or set of circumstances that resulted in or is reasonably likely to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.7, since the Balance Sheet Date, each of the Company and its Subsidiary has conducted its business in the Ordinary Course of Business, and has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) incurred loss of, or injury to, any of the material Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise except for such loss or injury that would not have a Company Material Adverse Effect; (c) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and has no Knowledge of any basis for such liabilities, except current liabilities incurred in the Ordinary Course of Business; (d) mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of the Assets other than in the Ordinary Course of Business; (e) sold, exchanged, transferred or otherwise disposed of any of the Assets except in the Ordinary Course of Business, or canceled any debts or claims, in each case in excess of $5,000 individually or $25,000 in the aggregate; (f) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, is material; (g) entered into any transactions other than in the Ordinary Course of Business; (h) made any change in any method of accounting or accounting practice except as required by concurrent changes in GAAP; or (i) made any agreement to do any of the foregoing, other than with Salomon Smith Barney Inc. or Allen & Company, negotiations with Martek and its representatives regarding the transactions contemplated by this Agreement and engagements of legal and accounting advisers in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 2.7, since December 31, 2001, there has not been: (i) any change in the financial condition, Assets, liabilities, personnel policies or practices, or contracts or business of the Company or its Subsidiary or in their respective relationships with suppliers, customers, licensors, licensees, distributors, lessors or others, except changes in the Ordinary Course of Business (it being understood that the Company has incurred losses from operations), or changes that would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) in excess of $5,000 individually or $25,000 in the aggregate; (iii) any forgiveness or cancellation of debts or claims owed to the Company or its Subsidiary in excess of $5,000 individually or $25,000 in the aggregate, or termination, abandonment or waiver of any material rights; (iv) other than the Company’s option repricing program, any increase in the compensation or benefits payable or to become payable by the Company or its Subsidiary to any of the directors, officers, consultants or employees of the Company; (v) any discharge or satisfaction of any Lien or payment of any liability or obligation by the Company or its Subsidiary other than current liabilities in the Ordinary Course of Business or Liens that are not material; or (vi) any agreement to do any of the foregoing, other than with Salomon Smith Barney Inc. or Allen & Company, negotiations with Martek and its representatives regarding the transactions contemplated by this Agreement and engagements of legal counsel and accounting advisors in connection with the transactions contemplated by this Agreement.

     SECTION 2.8. Ownership and Condition of the Assets.

          Except as set forth on Schedule 2.8, each of the Company and its Subsidiary owns and has good title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of any material Assets other than in the Ordinary Course of Business. Except as set forth on Schedule 2.8, all of the personal property of the Company and its Subsidiary is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

     SECTION 2.9. Leases.

          Schedule 2.9 lists all leases and other agreements under which either of the Company or its Subsidiary is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company or its Subsidiary is held, operated or managed by a third party, that have a value in excess of $10,000. Each of the Company and its Subsidiary is the holder of all the leasehold estates purported to be granted to such entity by the leases listed in Schedule 2.9 and is the owner of all equipment, machinery and other Assets purported to be owned by it thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, Company or its Subsidiary and, to the Company’s Knowledge, the other parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law)) and grants the leasehold estate it purports to grant free and clear of all Encumbrances (other than Permitted Encumbrances). All necessary governmental approvals required to be obtained by the Company or its Subsidiary with respect thereto have been obtained, all necessary filings or registrations therefor have been made except where the failure to obtain such approvals or make such filings would not have, individually or in the aggregate, a Company Material Adverse Effect, and to the Company’s Knowledge, there have been no material threatened cancellations thereof and there are no material outstanding Disputes thereunder. Each of the Company and its Subsidiary has performed in all material respects all obligations thereunder required to be performed by such entity to date. Neither the Company nor its Subsidiary is in default in any material respect under any of the foregoing and, to the Company’s Knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default on the part of either the Company or its Subsidiary, or to the Company’s Knowledge, a party other than the Company or its Subsidiary.

     SECTION 2.10. Other Agreements.

          (a)     Schedule 2.10(a) is an accurate list of all material contracts and agreements to which the Company or its Subsidiary is a party, or which it or any of its property is bound, (including, without limitation, joint venture agreements, employment contracts, loan agreements, bonds, mortgages, liens, pledges or other security agreements) used in connection with, or relating to the conduct of the business of, the Company or its Subsidiary (the “Material Contracts”). Such agreements include each agreement and contract to which the Company or its Subsidiary is a party that limits the right of the Company or its Subsidiary to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or its Subsidiary prior to the Effective Time.

          (b)     Except as set forth on Schedule 2.10(a) or Schedule 2.10(b), with respect to the conduct of the business of the Company and its Subsidiary and ownership of their respective Assets, neither the Company nor its Subsidiary is:

                    (1)     a party to any contract, purchase or sales orders, or commitment that involves a dollar amount in excess of $50,000 or extends for a period of 12 months or more;

                    (2)     a party to any employment contracts with employees, agents or consultants;

                    (3)     a party to any contract with sales or other agents, brokers, franchisees, distributors or dealers;

                    (4)     a party to any partnership or joint venture agreement;

                    (5)     a party to any lease or other occupancy or use agreements with a value in excess of $10,000, oral or written, nor has the Company or its Subsidiary granted any options, rights of first refusal or security or other interests in or relating to any of their respective material Assets or business;

                    (6)     a party to any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with its respective business;

                    (7)     a party to any agreements for the borrowing or lending of money with respect to its business or a party to any guaranty agreement;

                    (8)     a party to any agreements that contain any provisions requiring it to indemnify any other party thereto other than license agreements entered into in the Ordinary Course of Business and loan documents with OT Lender I and OT Lender II;

                    (9)     a party to any agreement for the sale of goods or services to any Governmental Entity;

                    (10)   a party to any agreement granting any Person a Lien on any material Assets;

                    (11)   a party to any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee; or

                    (12)   a party to or bound by any non-competition relating to its business or Assets or any other contract restricting its right to conduct its business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business.

          (c)     A true and correct copy of each Material Contract has been made available to Martek prior to the date hereof. Each Material Contract is now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law)). Neither the Company nor its Subsidiary has breached or improperly terminated any such Material Contract, the effect of which could have a Company Material Adverse Effect, and neither the Company nor its Subsidiary nor, to the Knowledge of the Company, any third party, is in default under any such Material Contract, the effect of which would have a Company Material Adverse Effect. To the Knowledge of the Company, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. Except as set forth on Schedule 2.10(a) or (b), the Company does not know of a bid or contract proposal made by the Company or its Subsidiary that, if accepted and entered into, is likely to result in a Company Material Adverse Effect.

     SECTION 2.11. Real Property.

          Schedule 2.11 contains a list of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are leased, used or held for use by the Company or its Subsidiary (collectively, the “Real Property”). The Real Property listed in Schedule 2.11 constitutes all real property interests necessary to conduct the business and operations of the Company and its Subsidiary as now conducted. The Company has no Knowledge of any easement or other real property interest, other than those listed in Schedule 2.11, that is required, or that has been asserted by a Governmental Entity to be required, to conduct the business and operations of the Company or its Subsidiary. The Company has made available to Martek true and complete copies of all material deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (a) is in good condition and repair other than conditions that do not adversely affect in any material respect the use by the Company or its Subsidiary of such Real Property, (b) is available to the Company and its Subsidiary for immediate use in the conduct of its business and operations, and (c), to the Knowledge of the Company, complies in all material respects with all applicable building or zoning codes and in the regulations of any Governmental Entity having jurisdiction. The Company owns no real property.

     SECTION 2.12. Environmental Matters.

          (a)     Each of the Company and its Subsidiary has complied, and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws except for such noncompliance as would not have a Company Material Adverse Effect.

          (b)     Neither the Company nor its Subsidiary has any liability, known or unknown, contingent or absolute, under any Environmental Law, nor is the Company nor its Subsidiary responsible for any such liability of any other person under an Environmental Law, whether by contract, by operation of law or otherwise, except for such liabilities as would not have a Company Material Adverse Effect. There are no pending or to the Knowledge of the Company, threatened Environmental Claims, and neither the Company nor its Subsidiary nor any officer or director thereof has directly or indirectly received any notice of any Environmental Claim from any governmental authority or any other person or entity that is reasonably likely to have a Company Material Adverse Effect or has Knowledge of any fact(s), circumstances, or conditions existing, initiated or occurring prior to the Closing Date which might reasonably form the basis for any such Environmental Claim.

          (c)     Each of the Company and its Subsidiary has been duly issued, and currently has and will maintain through the Closing Date, all Environmental Permits necessary to operate its business or Assets as currently operated except where the failure to have and maintain such Environmental Permits would not have a Company Material Adverse Effect. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out in Schedule 2.12(c). Each of the Company and its Subsidiary has timely filed applications for all Environmental Permits, except where failure to file such application would not have a Company Material Adverse Effect.

          (d)     To the Knowledge of the Company, the Real Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials.

          (e)     Each of the Company and its Subsidiary has made available to Martek copies of all material environmental assessments, reports and audits in its possession or under its control that relate to the Real Property or compliance with Environmental Laws.

          (f)     To the Knowledge of the Company, no Real Property, and no property to which Hazardous Materials originating on or from such properties or the businesses or Assets of the Company or its Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.

          (g)     No Encumbrance other than Permitted Encumbrances in favor of any Person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property.

          (h)     The Company is not required to receive or complete any authorization, notification, recording, filing, consent, waiting period, Remediation or approval under any Environmental Law in order to fulfill the Company’s obligations under this Agreement.

          (i)     No final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Company or its Subsidiary has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $50,000.

     SECTION 2.13. Litigation.

          Except as set forth on Schedule 2.13, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiary, or their respective Assets, at law or in equity, or before or by any court, arbitrator or Governmental Entity. Neither the Company nor its Subsidiary is subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of the Company has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor does the Company have Knowledge of any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

     SECTION 2.14. Compliance with Laws.

          Each of the Company and its Subsidiary is in compliance in all material respects with all Laws applicable to the Assets and its business and operations, including all Laws applicable to its relationship with its employees, except for such noncompliance as would not have a Company Material Adverse Effect.

     SECTION 2.15. Intellectual Property.

          Martek acknowledges and agrees that, with respect to the representations and warranties made in this Section 2.15, neither Company nor its Subsidiary has conducted an inquiry or other investigation into (1) the validity, form or enforceability of any Patents or Trademarks within the Company Intellectual Property or (2) whether use by the Company or its Subsidiary of the Company Intellectual Property in the conduct of the Business infringes any Patent or Trademark. Subject to the foregoing, to Company’s Knowledge, (1) the Patents and Trademarks are valid and enforceable, and (2) use by the Company, or its Subsidiary, of the Company Intellectual Property in the conduct of the Business does not infringe any Patent or Trademark.

          (a)     Schedules 2.15(a), 2.15(b), 2.15(c), 2.15(d), 2.15(e) and 2.15(h) set forth a true and complete list of all (i) Patents and Patent Applications, (ii) Trademarks, (iii) Software that is included in the Company Intellectual Property or Licenses, (iv) Internet domain names, and (v) material Licenses, license agreements and other agreements granting rights related to the foregoing (whether the Company or its Subsidiary is the licensee or licensor thereunder) owned, used or held for use by the Company or its Subsidiary in each case broken down by type and the entity owner or user. To the Company’s Knowledge, the Company Intellectual Property and Licenses are all of the Intellectual Property and licenses necessary for the Company and its Subsidiary to conduct the Business. To the Company’s Knowledge, the Company and its Subsidiary have taken reasonable measures to protect their respective right, title and interest in and to Company Intellectual Property and the continued use thereof. Schedule 2.15(a) sets forth a true and complete list of all of the Internet domain names owned by the Company that will be transferred to Martek at the Closing The Company’s Subsidiary has claimed and fully paid for any inventions (a) that were made by its employees and managing directors (Geschäftsführer), and (b) for which it received proper notification, and (c) that are material to the conduct of its Business.

          (b)     The Company or its Subsidiary is or will at the Closing be either the sole and exclusive owner of Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances and rights granted under the agreements listed in Schedule 2.15(b). Schedule 2.15(b) sets forth a list of all material Licenses in which the Company or its Subsidiary is a party. The Company or its Subsidiary is, to the Company’s Knowledge, a valid licensee under all the Licenses set forth on Schedule 2.15(b).

          (c)     Except as disclosed on Schedule 2.15(c), the Patents listed in Schedule 2.15(c): (i) are all of the Patents of the Company and/or its Subsidiary; (ii) are, to the Company’s Knowledge, valid, in proper form and enforceable; (iii) have been duly maintained, including the submission of all necessary filings and fees required in accordance with the legal and administrative requirements of the appropriate jurisdictions; (iv) have not lapsed, expired or been abandoned, and (v) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction. Each of the Company and its Subsidiary owns all rights, title and interest in and to the Biological Materials necessary to utilize the Company Intellectual Property to conduct its respective Business and such Biological Materials will be provided to Martek at the Closing pursuant to the Merger Agreement. Other than in connection with that certain Manufacturing Agreement between the Company and CP Kelco, effective as of October 19, 2001, as amended on January 25, 2002, and other than in the Ordinary Course of Business, neither the Company nor its Subsidiary has transferred or otherwise conveyed any rights in the Biological Materials to any third party. Descriptive information about the Company’s and its Subsidiary’s material Biological Materials is contained in the laboratory notebooks of the Company or its Subsidiary, as applicable.

          (d)     Except as disclosed on Schedule 2.15(d), the Patent Applications listed in Schedule 2.15(d): (i) are all of the pending Patent Applications of the Company or its Subsidiary; (ii) have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions; (iii) have not lapsed, expired or been abandoned, and (iv) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

          (e)     Except as disclosed on Schedule 2.15(e), the Trademarks listed in Schedule 2.15(e): (i) are all of the Trademarks that are used by the Company or its Subsidiaries; (ii) are, to the Company’s Knowledge, valid, in proper form and enforceable; (iii) have with respect to registered Trademarks, been duly maintained, including submitting all necessary filings and fees required in accordance with the legal and administrative requirements of the appropriate jurisdictions, (iv) have not lapsed, expired, or been abandoned and (v) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

          (f)     Except as disclosed on Schedule 2.15(f), to the Company’s Knowledge, there is no misappropriation, misuse or infringement of any Company Intellectual Property by any third party. To the Company’s Knowledge, the use by the Company and its Subsidiary of the Company Intellectual Property in the conduct of the Business does not infringe any Patent, Trademark, Copyright, Trade Secret or other proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary (i) alleging any infringement of any third party’s proprietary or Intellectual Property rights or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

          (g)     To the Company’s Knowledge, no information that should reasonably have been treated as a Trade Secret of the Company or its Subsidiary has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement or confidentiality agreement that protects the proprietary interests of the Company and its Subsidiary in and to such Trade Secrets.

Except as disclosed on Schedule 2.15(g), to the Company’s Knowledge, no other party to any non-disclosure agreement or confidentiality agreement relating to the Trade Secrets of the Company or its Subsidiary is in breach thereof.

          (h)     The Software described in Schedule 2.15(h) is all of the Software included in the Company Intellectual Property and Licenses and was either (i) developed by employees of the Company or its Subsidiary within the scope of their employment, (ii) developed on behalf of the Company or its Subsidiary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or its Subsidiary pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which the Company or its Subsidiary is not in breach.

          (i)     The materials that are protected by Copyrights subsisting in the Company Intellectual Property and Licenses were either (i) developed by employees of the Company or its Subsidiary within the scope of their employment, (ii) developed on behalf of the Company or its Subsidiary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or its Subsidiary pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which the Company or its Subsidiary is not in breach.

          (j)     Except as disclosed on Schedule 2.5, all material consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the transactions contemplated by this Agreement, as they may affect Company Intellectual Property, have been obtained or will be obtained prior to the Closing.

          (k)     Except as set forth in the agreements listed in Schedule 2.15(b) or as disclosed on Schedule 2.15(k), neither of the Company nor its Subsidiary has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to any Company Intellectual Property or the Intellectual Property of any third party.

          (l)     Except as set forth in Schedule 2.15(l), neither the Company nor its Subsidiary is, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material License, sublicense or other agreement relating to Company Intellectual Property.

          (m)    Except as set forth in Schedule 2.15(m), Neither the Company nor its Subsidiary, nor to the Company’s Knowledge, their respective employees, have any agreements with any Person (other than the Company and its Subsidiary) that restricts their ability to engage in business activities of any nature. The activities of the present employees of the Company and its Subsidiary do not, to the Company’s Knowledge, violate any agreements related to the confidential information or Trade Secrets of any third party.

     SECTION 2.16. Taxes and Assessments.

          (a)     Each of the Company and its Subsidiary has (i) filed all material Tax Returns it was required to file and has duly and timely paid all Taxes which have become due and payable by it (other than Taxes it is properly contesting in good faith and which are set forth in Schedule 2.16(a)) and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Tax, except that the Company has requested and obtained an extension of time for the filing of its federal and Colorado state income Tax Returns for 2001; (ii) received no written notice of, nor does the Company have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Entity; (iii) no Knowledge of any audits pending and there are no outstanding agreements or waivers by the Company or its Subsidiary that extend the statutory period of limitations applicable to any federal, state, local, or foreign Tax Returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. Since inception of each of the Company and its Subsidiary, the Tax Returns of the Company and its Subsidiary have never been audited by federal, state, local, or foreign authorities, except for a sales and use tax audit by the City of Boulder, Colorado for July 1, 1999 through June 30, 2001. There are no Liens on any property of the Company or its Subsidiary that arose in connection with any failure (or alleged failure) to pay any material Tax. Neither the Company nor its Subsidiary has failed to withhold from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same to the proper Tax or other receiving officers within the time required under applicable Laws. The Taxes of the Company (A) did not as of the most recent Financial Statements exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent Financial Statements (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passing of time through the date hereof.

          (b)     The Company agrees to treat (i) the Merger as a reorganization under Section 368(a) of the Code and (ii) Martek, Merger Sub and the Company as parties to the reorganization under Section 368(b) of the Code. The Company further agrees to report and file all Tax Returns consistent with the position that the Merger qualify as a reorganization under Section 368(a) of the Code and that Martek, Merger Sub and the Company are parties to the reorganization under Section 368(b) of the Code. The Company shall take no position or action contrary thereto unless required to do so by applicable Laws pursuant to a final determination.

          (c)     No amount required to be paid or payable to or with respect to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company is under no obligation to pay any amounts to any employees of the Company or any of its Subsidiaries with respect to any Taxes payable by such employees as a result of any payments made to such employees in connection with the transactions contemplated hereby.

     SECTION 2.17. Employment and Benefit Matters.

          (a)     Pension and Benefit Plans and Other Arrangements. Schedule 2.17(a) lists each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), applicable to employees of the Company or its Subsidiary to which it has contributed or under which it has any material liability (collectively, the “Company Benefit Plans”). The Company has made available to Martek, to the extent they exist, a true and correct copy of (i) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such employee benefit plan is located, (ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such employee benefit plan is located.

          (b)     Compliance. Each of the Company and its Subsidiary has complied, in all material respects, with all applicable provisions of the Company Benefit Plans and the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act of 1933, as amended (the “Securities Act”), and all other Laws pertaining to the Company Benefit Plans or the Company’s and its Subsidiary’s relations with its employees, and other employee or employment related benefits, and all premiums and assessments relating to all Company Benefit Plans. Neither the Company nor its Subsidiary has any material liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys’ fees, costs, liquidated damages and interest) or for any arrearages of wages. Neither the Company nor its Subsidiary has any pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Company Benefit Plan, and, to the Knowledge of the Company, there exist no facts that could reasonably be expected to give rise to such a claim.

          (c)     Collective Bargaining Agreements. There are no “shop agreements” or collective bargaining agreements applicable to the Company’s or its Subsidiary’s employees and neither the Company nor its Subsidiary has any duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or its Subsidiary.

          (d)     Employee Information. The Company has made available to Martek a list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company and its Subsidiary, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. With respect to any persons employed by the Company or its Subsidiary, each of the Company and its Subsidiary is in material compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

          (e)     Employment Practices. With respect to any persons employed by the Company or its Subsidiary, (i) neither the Company nor its Subsidiary has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiary before any Governmental Entity nor, to the Knowledge of the Company, does any basis therefor exist.

          (f)     Contributions to the Company Benefit Plans. All contributions to, and payments from, each Company Benefit Plan which may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction which govern such plan, have been made in a timely manner, and all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Governmental Entity or distributed to any participant of such plan have been duly filed on a timely basis or distributed. The Assets of each Company Benefit Plan subject to Title IV of ERISA are at least equal to the liabilities of such plan based on the actuarial assumptions utilized in the most recent valuation performed by an actuary for such plan.

          (g)     Immigration Laws. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

          (h)     Employees of the Company’s Subsidiary. The Company’s Subsidiary has no more than five employees and one managing director.

     SECTION 2.18. Transactions with Related Parties.

          Except as set forth on Schedule 2.18, neither any present or former officer, director, stockholder of the Company or its Subsidiary or person known by the Company to be an Affiliate of any of them, is currently a party to any transaction or agreement with the Company or its Subsidiary, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

     SECTION 2.19. Insurance and List of Claims.

          Schedule 2.19 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company and its Subsidiary in each case which are in force as of the date hereof. The Company has made available to Martek true and correct copies of all such policies. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company and its Subsidiary with all requirements of applicable Law and of all licenses, franchises and other agreements to which they are a party; and (c) are valid, outstanding, and enforceable policies. All premiums due and payable on all such policies have been paid. A true and complete list of all claims made since January 1, 2000 under any of the policies (or their predecessors) listed on Schedule 2.19 is included on Schedule 2.19.

     SECTION 2.20. Brokers.

          No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its officers, directors, stockholders or Affiliates, except for fees to be paid by the Company to Salomon Smith Barney Inc. and Allen & Company upon consummation of the Merger, the terms of which are set forth on Schedule 2.20.

     SECTION 2.21. Disclosure; Certain Individuals.

          True and complete copies of all documents listed in the Schedules have been provided or made available to Martek. Except as set forth in Schedule 2.21, the books of account, minute books, stock record books and other financial and corporate records of the Company and its Subsidiary, all of which have been made available to Martek, are complete and correct and have been maintained in accordance with good business practices, including the maintenance of an adequate system of internal accounting controls, and such book and records are accurately reflected in the Financial Statements. The minute books of the Company and its Subsidiary contain accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of the Company and its Subsidiary, and no meeting of any such stockholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books. This Agreement and the Schedules do not, and the other documents and certificates executed by the Company or otherwise furnished by the Company to Martek at the Closing will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances within which they were made, not misleading. As of the date hereof, none of Mark Braman, Robert Di Scipio, Rich Green or James Flatt has actual knowledge of any breaches of the representations and warranties made by Martek in this Agreement.

     SECTION 2.22. Absence of Violation.

          To the Knowledge of the Company, neither the Company nor its Subsidiary, nor any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or its Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or its Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value, (a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company or its Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. To the Knowledge of the Company, neither the business of the Company nor its Subsidiary is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.

     SECTION 2.23. Customers and Suppliers.

          Except as set forth on Schedule 2.23, the Company has no Knowledge of (a) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Company or its Subsidiary with (i) any single customer or any group of affiliated customers who represented five percent or more of the revenues or potential revenues of the business of the Company during the fiscal year ended December 31, 2001 or (ii) any single supplier or any group of affiliated suppliers who provided five percent or more of the requirements of the business of the Company or its Subsidiary during the fiscal year ended December 31, 2001, or (b) any existing condition, state of facts or circumstances that in the reasonable judgment of the Company or its Subsidiary will cause the Company or its Subsidiary or any of their respective customers to terminate their relationships or refuse to consider a prospective relationship. To the Knowledge of the Company, none of the business or prospective business of the Company or its Subsidiary is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

     SECTION 2.24. HSR.

          The Company is its own ultimate parent entity as the term “ultimate parent entity” is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and its implementing regulations. The Company’s total assets are, and will be at the time of closing, less than $100 million as determined in accordance with the HSR Act and its implementing regulations. The Company’s annual net sales for the year ended December 31, 2001 were less than $100 million as determined in accordance with the HSR Act and its implementing regulations.

     SECTION 2.25. Accredited Investors.

No more than thirty-five stockholders of the Company on the date hereof fail, and as of the closing date will fail, to meet the definition of “accredited investors” as such term is defined in Regulation D of the Securities Act. The following Persons are “accredited investors” as such term is defined in Regulation D of the Securities Act: Banque SCS Alliance SA, BIM Azionato Globale, BIM Bilanciato, Garfin S.p.A., Gerlach & Co., Maerki Baumann & Co. AG and RBB-Bank AG Vienna

     SECTION 2.26. FDA/Regulatory Compliance.

          Each of the Company and its Subsidiary has complied, and is in compliance with, the laws and regulations administered by the FDA and with the requirements established by the Association for Animal Feed Control Officials (“AAFCO”) for animal feed ingredients. Specifically, the Company and its Subsidiary have complied, and are in compliance with, the labeling and applicable good manufacturing practice requirements that are established for human food and food ingredients, animal feed ingredients and dietary supplements. The Company and its Subsidiary also have complied, and are in compliance with, the requisite premarket authorization requirements that are established for human food and food ingredients, animal feed ingredients and dietary supplements. Accordingly, the products which are marketed as human foods or food ingredients are either generally recognized as safe (“GRAS”) or approved food additives for their intended use; the products marketed as animal feed ingredients similarly are either GRAS or approved food additives and are marketed in accordance with the requirements established by AAFCO; and the products marketed as dietary supplements, if considered new dietary ingredients, comply with the applicable premarket notification requirements for new dietary ingredients.

          The Company and its Subsidiary also have complied, and are in compliance with, the applicable requirements for conducting and/or sponsoring human clinical trials.

          The Company and its Subsidiary market and sell products in countries other than the United States. The Company and its Subsidiary have materially complied, and are in material compliance with, the applicable requirements regarding the marketing and selling of such products in each of these countries.

     SECTION 2.27. Discontinuing the Operations of OmegaTech GmbH.

          Discontinuing the operations of OmegaTech GmbH would result in an aggregate cash cost to the Company of no more than $600,000.

     SECTION 2.28. Martek Projections.

          The Company agrees and acknowledges that the Martek Projections contain forward-looking statements and projections that reflect Martek’s current expectation of future results and that actual results for the period or periods covered by the Martek Projections may differ from the results contained therein and that such differences may be material.

     SECTION 2.29. Company Projections.

          The financial projections contained in Schedule 1.5(e) (the “Company Projections”) were made by the Company in good faith and were based on assumptions that were (when made) and are (as of the date hereof) reasonable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MARTEK

          Martek represents and warrants to the Company as follows:

     SECTION 3.1. Organization and Qualification.

          Martek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Martek has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Martek is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

     SECTION 3.2. Certificate of Incorporation and Bylaws.

          Martek has previously made available to the Company complete and correct copies of its certificate of incorporation and bylaws, as amended to date (together, the “Martek Charter Documents”). Such Martek Charter Documents are in full force and effect.

     SECTION 3.3. Authority.

          The execution and delivery of this Agreement by Martek and the consummation by Martek of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Martek are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No proceedings are required on the part of the stockholders of Martek to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by Martek and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Martek, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

     SECTION 3.4. No Conflict; Required Filings and Consents.

          (a)     The execution and delivery of this Agreement by Martek does not, and the performance by Martek of its obligations under this Agreement will not, (i) conflict with or violate the Martek Charter Documents, (ii) conflict with or violate any Law applicable to Martek or its Assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Martek is a party or by which Martek is bound, or by which any of its properties or Assets is subject except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults that, either individually or in the aggregate, would not have a Martek Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b)     Assuming the accuracy of the representations contained in Section 2.24, the execution and delivery of this Agreement by Martek does not, and the performance of this Agreement by Martek will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than required filings with the Securities and Exchange Commission (the “SEC”).

     SECTION 3.5. Brokers.

          No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Martek, except for the fee to be paid by Martek to Adams Harkness & Hill.

     SECTION 3.6. Issuance of Martek Stock.

          Upon consummation of the Merger, and as of the Effective Time or the time a Milestone is met (if any), the shares of Martek Stock to be issued in the Merger will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by Martek, except as contemplated hereby.

     SECTION 3.7. SEC Filings; Certain Individuals.

          Martek is eligible to use Form S-3 for the registration for resale of the shares of Martek Common Stock to be issued hereunder. The reports filed with the SEC (a) comply as to form in all material respects and were prepared in accordance of the requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and (b) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as disclosed or contemplated in Martek’s SEC reports, since the date of Martek’s last periodic report filed with the SEC, Martek has incurred no liabilities, contingent or absolute, matured or unmatured, known or unknown and Martek has no Knowledge of any basis for such liabilities except current liabilities incurred in the Ordinary Course of Business, and there has been no event that has resulted in, or development that would reasonably be expected to result in, a Martek Material Adverse Effect. As of the date hereof, none of George Barker, Peter Buzy or Henry Linsert, Jr. has actual knowledge of any breaches of the representations and warranties made by the Company in this Agreement.

     SECTION 3.8. Litigation.

          Except as disclosed by Martek in its most recent Quarterly Report on Form 10-Q (the “Recent 10-Q”), there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of Martek, threatened against or involving Martek, its Assets or the business and operations of Martek, at law or in equity, or before or by any court, arbitrator or Governmental Entity that would reasonably be expected to result in a Martek Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except under proceedings that have been publicly disclosed in the Recent 10-Q, Martek is not operating under nor is it subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of, or by, any Governmental Entity. No property or Assets of Martek has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect thereto been given or commenced nor is Martek aware of any intent or proposal to give any such notice or commence any such proceeding.

     SECTION 3.9. Capitalization.

          The authorized capital stock of Martek consists of 100,000,000 shares of common stock, $.10 par value per share, of which 21,107,398 shares are issued and outstanding and of which 5,557,040 shares are reserved for issuance, 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which is issued and outstanding, and 300,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, none of which is issued and outstanding and all of which are reserved for issuance. Except for shares issuable in this Agreement, 3,325,520 shares issuable under outstanding stock options, 549,520 shares issuable under outstanding warrants and the shares issuable under the terms of the Rights Agreement, there are no options, warrants or other agreements obligating Martek to issue or sell any shares of capital stock of, or other equity interests in Martek. Except as disclosed in Martek’s SEC reports, there are no outstanding obligations of Martek to repurchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth on Schedule 3.9, there are no outstanding obligations of Martek to register with the SEC any shares of its capital stock. All of the issued and outstanding shares of Martek capital stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. As used herein, the “Rights Agreement” means that certain Rights Agreement dated as of January 24, 1996 between Martek and Registrar and Transfer Company, as rights agent. At the Effective Time, Martek will have sufficient number of authorized (and otherwise unreserved) shares of Martek Common Stock to cover the Initial Share Consideration and the Maximum Contingent Share Consideration.

     SECTION 3.10. Absence of Certain Changes or Events.

          Since January 31, 2002, there has not been: (a) any Martek Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Martek’s capital stock, or any purchase, redemption or other acquisition by Martek of any of Martek’s capital stock or any other securities of Martek or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any split, combination or reclassification of any of Martek’s capital stock, or (d) any material change by Martek in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

     SECTION 3.11. HSR.

          Martek is its own ultimate parent entity as the term “ultimate parent entity” as defined under the HSR Act and its implementing regulations. Martek’s total assets are, and will be at the time of Closing, less than $100 million as determined in accordance with the HSR Act and its implementing regulations. Martek’s annual net sales for the year ended December 31, 2001 were less than $100 million as determined in accordance with the HSR Act and its implementing regulations.

     SECTION 3.12. Financial Statements.

          Attached hereto as Schedule 3.12 are (a) the audited balance sheet of Martek as of October 31, 2001 and the audited statements of operations and cash flows for the period from November 1, 2000 to October 31, 2001 and (b) the unaudited balance sheet of Martek as of January 31, 2002, and the unaudited statement of operations and cash flows for the quarter then ended. The audited financial statements referred to in this Section 3.12 present fairly, in all material respects, the financial condition of Martek as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis. The unaudited financial statements referred to in this Section 3.12 present fairly, in all material respects, the financial condition of Martek as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in all material respects in accordance with GAAP applied on a consistent basis except for the absence of required footnotes. The audited financial statements are accompanied by unqualified audit reports of Ernst & Young LLP, who are independent for purposes of federal securities laws. Except as reflected in the unaudited balance sheet of Martek as of January 31, 2002, Martek has incurred no material liabilities, contingent or absolute, matured or unmatured, known or unknown, and knows of no basis for such liabilities, except for liabilities (i) not required under GAAP applied on a consistent basis with that of the preceding accounting periods to be reported on such Financial Statements, (ii) incurred in the Ordinary Course of Business and (iii) under this Agreement.

     SECTION 3.13. Intellectual Property.

          The Company acknowledges and agrees that, with respect to the representations and warranties made in this Section 3.13, Martek has not conducted an inquiry or other investigation into (1) the validity, form or enforceability of any Patents or Trademarks or (2) whether use by Martek of the Martek Intellectual Property or the Martek Third Party Intellectual Property in the conduct of the Business infringes any Patent or Trademark. Subject to the foregoing, to Martek’s Knowledge, (1) the Patents and Trademarks within Martek Intellectual Property are valid and enforceable, and (2) use by Martek, of the Martek Intellectual Property and the Martek Third Party Intellectual Property in the conduct of the Business does not infringe any Patent or Trademark.

          (a)     To Martek’s Knowledge, the Intellectual Property currently owned by Martek (“Martek Intellectual Property”), or licensed by a third party to Martek (“Martek

Third Party Intellectual Property”), are all of the Intellectual Property and licenses necessary for Martek to conduct its business and operations as currently conducted. To Martek’s Knowledge, Martek has taken reasonable measures to protect its right, title and interest in and to Martek Intellectual Property and the continued use thereof.

          (b)     Martek is the sole and exclusive owner of Martek Intellectual Property free and clear of any Encumbrance other than Permitted Encumbrances which would not have a Material Adverse Effect on Martek. Martek is, to Martek’s Knowledge, a valid licensee under all Martek Third Party Intellectual Property.

          (c)     Except as disclosed on Schedule 3.13(c), the Patents that are owned by Martek and that are necessary for Martek to conduct its business and operations as currently conducted (i) are, to Martek’s Knowledge, valid, in proper form and enforceable, (ii) have been duly maintained, including the submission of all necessary filings and fees required in accordance with the legal and administrative requirements of the appropriate jurisdictions, (iii) have not lapsed, expired or been abandoned, and (iv) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction. Martek owns all rights, title and interest in and to the Biological Materials necessary to utilize the Martek Intellectual Property to conduct its Business. Descriptive information about Martek’s material Biological Materials is contained in various of its records.

          (d)     The Patent Applications that are owned by Martek and that Martek reasonably deems necessary to conduct its business and operations as contemplated to be conducted (i) have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, (ii) have not lapsed, expired or been abandoned, and (iii) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

          (e)     The Trademarks that are owned by Martek and that are necessary for Martek to conduct its business and operations as currently conducted (i) are, to Martek’s Knowledge, valid, in proper form and enforceable, (ii) have, with respect to registered Trademarks, been duly maintained, including submitting all necessary filings and fees required in accordance with the legal and administrative requirements of the appropriate jurisdictions, (iii) have not lapsed, expired, or been abandoned and (iv) are not the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction that is material to conduct the Business.

          (f)     To Martek’s Knowledge, there is no misappropriation, misuse or infringement of any Martek Intellectual Property by any third party. To Martek’s Knowledge, the use by Martek of the Martek Intellectual Property in the conduct of its business and operations does not infringe any Patent, Trademark, Copyright, Trade Secret or other proprietary right of any third party. Except as disclosed on Schedule 3.13(c), there is no claim, suit, action or proceeding pending or, to Martek’s Knowledge, threatened against Martek (i) alleging any infringement of any third party’s proprietary or Intellectual Property rights or (ii) challenging the ownership, use, validity or enforceability of any Martek Intellectual Property.

          (g)     To Martek’s Knowledge, no information that should reasonably have been treated as a Trade Secret of Martek has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement or confidentiality agreement that protects the proprietary interests of Martek in and to such Trade Secrets. To Martek’s Knowledge, no other party to any non-disclosure agreement or confidentiality agreement relating to the Trade Secrets of Martek is in breach thereof.

          (h)     The Software that is owned by Martek and that is necessary for Martek to conduct its business and operations as currently conducted was either (i) developed by employees of Martek within the scope of their employment, (ii) developed on behalf of Martek by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in Martek pursuant to written agreements or (iii) acquired from a third party pursuant to a written assignment, or other contract that is in full force and effect and of which Martek is not in breach.

     SECTION 3.14. No Default.

          None of Martek or any of its Subsidiaries is (a) in violation of any term of its certificate of incorporation or bylaws (or other similar organizational or governing documents), or (b) in violation of any Law applicable to Martek or its Subsidiaries or any of their respective assets or properties, and, in the case of (b), the consequence of which violation (i) does have or would reasonably be expected to have, individually or in the aggregate, a Martek Material Adverse Effect or (ii) does or would prevent or materially delay the performance of the transactions contemplated by this Agreement.

     SECTION 3.15. Agreements.

          Martek has made available to the Company a copy (or redacted version thereof) of all agreements that would be required to be filed by Martek with the SEC pursuant to Item 601 of Regulation S-K if Martek were to file an annual report on Form 10-K on the date of this Agreement. To Martek’s Knowledge, each Martek Material Contract is now valid, in full force and effect and enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to the effects of creditors’ rights generally and by the application of general principles of equity (whether applied in equity or law)). Neither Martek nor any of its Subsidiaries has breached any Martek Material Contract, the effect of which would have a Martek Material Adverse Effect, and neither Martek nor its Subsidiary, nor to the Knowledge of Martek, any third party, is in default under any such Martek Material Contract, the effect of which would have a Martek Material Adverse Effect. To the Knowledge of Martek, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. Martek has no Knowledge of a bid or contract proposal made by Martek or its Subsidiaries that, if accepted and entered into, is likely to result in a Martek

Material Adverse Effect. As used herein, “Martek Material Contracts” means all agreements that would be required to be filed by Martek with the SEC pursuant to Item 601(10) of Regulation S-K if Martek were to file an annual report on Form 10-K on the date of this Agreement.

     SECTION 3.16. Customers and Suppliers.

          Martek has no Knowledge of (a) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of Martek or its Subsidiaries with (i) any single customer or any group of affiliated customers who represented five percent or more of the revenues or potential revenues of the business of Martek during the fiscal year ended October 31, 2001 or (ii) any single supplier or any group of affiliated suppliers who provided five percent or more of the requirements of the business of Martek or its Subsidiaries during the fiscal year ended October 31, 2001, or (b) any existing condition, state of facts or circumstances that in the reasonable judgment of Martek or its Subsidiaries will cause Martek or its Subsidiaries or any of their respective customers to terminate their relationships or refuse to consider a prospective relationship. To the Knowledge of Martek, none of the business or prospective business of Martek or its Subsidiaries is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.

     SECTION 3.17. Martek Projections.

          The financial projections contained in that certain letter dated the date hereof from Martek to the Company (the “Martek Projections”) were made by Martek in good faith and were based on assumptions that were (when made) and are (as of the date hereof) reasonable.

     SECTION 3.18. Taxes.

          Martek agrees to treat (a) the Merger as a reorganization under Section 368(a) of the Code and (b) Martek, Merger Sub and the Company as parties to the reorganization under Section 368(b) of the Code. Martek further agrees to report and file all Tax Returns consistent with the position that the Merger qualify as a reorganization under Section 368(a) of the Code and that Martek, Merger Sub and the Company are parties to the reorganization under Section 368(b) of the Code. Martek shall take no position or action contrary thereto unless required to do so by applicable Laws pursuant to a final determination.

     SECTION 3.19. Company Projections.

          Martek agrees and acknowledges that the Company Projections contain forward-looking statements and projections that reflect the Company’s current expectation of future results and that actual results for the period or periods covered by the Company Projections may differ from the results contained therein and that such differences may be material.

     SECTION 3.20. Environmental Matters.

          (a)     Martek has complied, and is in compliance with, and all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are leased, used or held for use by Martek and all improvements thereon (the “Martek Real Property”) are in compliance with, all Environmental Laws except for such noncompliance as would not have a Martek Material Adverse Effect.

          (b)     Martek has been duly issued, and currently has and will maintain through the Closing Date, all Environmental Permits necessary to operate its business or Assets as currently operated except where the failure to have and maintain such Environmental Permits would not have a Martek Material Adverse Effect. Martek has timely filed applications for all Environmental Permits, except where failure to file such application would not have a Martek Material Adverse Effect.

          (c)     Martek has made available to the Company copies of all material environmental assessments, reports and audits in its possession or under its control that relate to the Martek Real Property or compliance with Environmental Laws.

          (d)     Martek is not required to receive or complete any authorization, notification, recording, filing, consent, waiting period, Remediation or approval under any Environmental Law in order to fulfill Martek’s obligations under this Agreement.

          (e)     No final regulation published pursuant to Environmental Laws and no Environmental Permit for which Martek has or should have applied could reasonably be expected to result in a capital expenditure in excess of $50,000.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

          Martek and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1. Organization and Qualification.

          Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Merger Sub is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary. Merger Sub is a wholly-owned Subsidiary of Martek.

     SECTION 4.2. Authority.

          The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

     SECTION 4.3. No Conflict; Required Filings and Consents.

          (a)     The execution and delivery of this Agreement by Merger Sub does not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or its Assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its properties or Assets is subject.

          (b)     The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for the filing of the Certificate of Merger under the DGCL.

     SECTION 4.4. No Prior Activities.

          Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

ARTICLE V
CONDUCT PENDING CLOSING; CERTAIN POST-CLOSING MATTERS

     SECTION 5.1. Conduct of Business Pending Closing.

          (a)     From the date hereof until the Closing, the Company shall, and shall cause its Subsidiary to:

                    (i)     maintain its existence in good standing;

                    (ii)    maintain the character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

                    (iii)   maintain business and accounting records consistent with past practices; and

                    (iv)   use its commercially reasonable efforts (A) to preserve its business intact, (B) to keep available to it the services of its present officers and employees, and (C) to preserve for it the goodwill of its suppliers, customers and others with whom it has business relations.

          Notwithstanding the foregoing, the Company may take actions in connection with the discontinuation of the operations of OmegaTech GmbH.

          (b)     From the date hereof until the Closing, Martek shall not declare, set aside, or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect to Martek’s capital stock, except where (i) an adjustment is made to the share consideration described in Section 1.5(c) and the Common Stock Exchange Ratio in accordance with Section 1.6 or (ii) the holders of Company Capital Stock will otherwise receive an equivalent, proportional dividend or distribution (based on the consideration described in Section 1.5(c) and the Common Stock Exchange Ratio, as adjusted pursuant to Section 1.6) in connection with the Merger as if they had been holders of Martek Common Stock on the record date for such dividend or distribution.

     SECTION 5.2. Prohibited Actions Pending Closing.

          Unless otherwise provided for herein or approved by Martek in writing, from the date hereof until the Closing, neither the Company nor its Subsidiary shall:

          (a)     amend or otherwise change its certificate of incorporation or bylaws, or the equivalent organization documents, as applicable;

          (b)     issue or sell or authorize or reserve for issuance or sale (other than any issuance of Company Capital Stock upon (i) the exercise of any outstanding option or warrant to purchase Company Capital Stock which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement and the terms of which are disclosed on Schedule 2.3 or which are subsequently issued in accordance with the succeeding limitations of this Section 5.2(b) or (ii) satisfaction of the liabilities and obligations listed on Schedule 5.2(b)), or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for issuances of options (x) in satisfaction of the liabilities and obligations listed on Schedule 5.2(b) or (y) to purchase Company Common Stock which may be granted under the Stock Plan to new hires and in the Ordinary Course of Business, provided that no such stock options shall be granted to members of senior management of the Company other than as provided in Schedule 5.2(b);

          (c)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (d)     reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of unvested shares in connection with the termination of any employee pursuant to stock option or purchase agreements;

          (e)     incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business, consistent with past practice;

          (f)     (i)     acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;

                    (ii)    enter into any contract or agreement other than in the Ordinary Course of Business, consistent with past practice; or

                    (iii)   authorize any capital commitment or capital lease which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $25,000;

          (g)     mortgage, pledge or subject to Encumbrance (other than Permitted Encumbrances), any of its Assets or properties or agree to do so;

          (h)     assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

          (i)     enter into or agree to enter into any employment agreement (other than offer letters and letter agreements entered into in the Ordinary Course of Business);

          (j)     increase the compensation payable or to become payable to its directors, officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that (i) the Company and any Subsidiary may make reasonable salary increases in connection with the customary officer and employee performance review process and pay customary bonuses consistent with past practices, (ii) the Company and any Subsidiary may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws and (iii) the Company may amend its severance agreements with Mark Braman, Robert Di Scipio, Jim Flatt, Michael Klacik, Richard Green and William Barclay (provided that all such amended severance agreements shall be terminated prior to the Effective Time as provided in Section 5.14 of this Agreement);

          (k)      take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables), other than changes required by GAAP;

          (l)       make any Tax election or settle or compromise any federal, state, local or foreign income material Tax liability in excess of $50,000;

          (m)     settle or compromise any pending or threatened suit, action or claim other than in the Ordinary Course of Business;

          (n)     pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the last audited financial statement provided to Martek or subsequently incurred in the Ordinary Course of Business and consistent with past practice in amounts not in excess of $50,000;

          (o)     sell, assign, transfer, license or sublicense (other than in the Ordinary Course of Business and consistent with past practice), pledge or otherwise encumber any of the Intellectual Property Rights; or

          (p)     announce an intention, commit or agree to do any of the foregoing.

          Notwithstanding the foregoing, the Company may take actions in connection with the discontinuation of the operations of OmegaTech GmbH. The parties agree that if the Merger does not close on or prior to April 30, 2002, they shall renegotiate the provisions of Section 5.2 in good faith in order to allow the Company to continue to conduct its business in the Ordinary Course of Business pending the closing of the Merger.

     SECTION 5.3. Access; Documents; Supplemental Information.

          (a)     From and after the date hereof until the Closing, each of the Company and Martek shall afford, and, with respect to clause (ii) below, shall use its commercially reasonable efforts to cause its independent certified public accountants to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of the other party, upon reasonable notice, access at all reasonable times to the properties, books and records, including tax returns filed and those in preparation, of the other party and the right to consult with the officers, employees, accountants, counsel and other representatives of the other party in order that Martek and the Company may have full opportunity to make such investigations as each of them shall deem necessary of the operations, properties, business, financial condition and prospects of the other party, (ii) to the independent certified public accountants of the other party, access at all reasonable times to the work papers and other records of the accountants relating to the other party, and (iii) to the other party and its respective representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of such party as reasonably requested.

          (b)     From the date of this Agreement through and including the Closing, the Company will furnish to Martek copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement.

     SECTION 5.4. No Solicitation.

          The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby. “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, five percent or more of the equity securities, voting securities or Assets of the Company (except in connection with employee stock option grants or warrant exercises).

     SECTION 5.5. Registration.

          (a)     The shares of Martek Common Stock to be issued in connection with the Merger, and following the Merger upon exercise of Assumed Options, will be issued in a transaction exempt from registration under the Securities Act. Martek shall use its commercially reasonable efforts to prepare, file as promptly as practicable following the Effective Time and after each Milestone is met and cause to become effective, within 60 Business Days after the Effective Time or after a Milestone is met (or as soon as practicable thereafter in the event the Registration Statement becomes subject to review by the staff of the SEC), in each case a registration statement on Form S-3 or such other form as may be appropriate to be filed with the SEC by Martek under the Securities Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, a “Registration Statement”) covering the public resale of the shares of Martek Common Stock to be issued in the Merger (including the Directed Shares) and upon exercise of the Assumed Options, and Martek shall use its reasonable best efforts to keep each Registration Statement continuously effective until the second anniversary of the Closing Date or the date on which Martek Stock is issued in connection with a Milestone, as applicable (the “Effective Period”). Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses. Martek’s obligations under this Section 5.5 are contingent upon each Stockholder providing promptly all information concerning the Stockholder and its proposed plan of distribution as Martek may reasonably request in connection with any of the foregoing. Martek may by written notice to the Stockholders immediately suspend the use of any resale prospectus for a period not to exceed 45 consecutive days in any one instance and for a period not to exceed 90 calendar days in any 12-month period (each, a “Suspension Period”) pursuant to a Registration Statement at any time that (a) Martek becomes engaged in a business activity or negotiation that is not disclosed therein under applicable Law and which Martek desires to keep confidential for business purposes or (b)

Martek determines that a particular disclosure so determined to be required to be disclosed therein be premature or would adversely affect Martek or its business or prospects. Martek will use its commercially reasonable efforts to ensure that the use of any such Registration Statement may be resumed as soon as practicable. Martek shall promptly notify the Stockholders upon the termination of any Suspension Period, promptly amend or supplement the Registration Statement following the termination of such Suspension Period, if necessary, so that it does not contain any untrue statement of material fact or amount to state a material fact required to be stated therein in order to make the statements therein not misleading, and furnish to the Stockholders such numbers of copies of the prospectus therein as so amended or supplemented on documents incorporated by reference therein as the Stockholders may reasonably request. The Company and Martek agree that the Effective Period shall be extended for a period of time equal to the Suspension Period. The Company shall cause those members of senior management of the Company listed on Schedule 5.5A to execute the Market Stand-Off Agreement attached hereto as Exhibit B. The Company shall cause those Persons listed on Schedule 5.5B to execute the Market Stand-Off Agreement attached hereto as Exhibit C.

          (b)     Martek agrees to indemnify and reimburse, to the fullest extent permitted by law, each Stockholder, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Stockholder and any agent or investment advisor thereof (collectively, the “Stockholder Affiliates”) against any and all losses, claims, damages, liabilities and expenses, joint or several, based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in the Registration Statement, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same arises out of, relates to, results from or is based upon information furnished in writing to Martek by such Stockholder or any Stockholder Affiliate for use therein or arise from such Stockholder’s or any Stockholder Affiliate’s failure to deliver a copy of the Registration Statement after Martek has furnished such Stockholder or Stockholder Affiliate with a sufficient number of copies of the same.

          (c)     To the fullest extent permitted by law, each Stockholder will indemnify Martek and its employees, advisors, agents, representatives, partners, directors and officers and any Person who controls Martek within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, liabilities, and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in, arises out of, relates to, results from or is based upon any information or affidavit so furnished in writing by such Stockholder or any Stockholder Affiliates specifically for inclusion in the Registration Statement; provided, that the obligation to indemnify will be several, not joint and several, among such Stockholders and the liability of each such Stockholder will be in proportion to the portion of the total proceeds received from the sale of shares pursuant to the Registration Statement, and provided further that such liability will be limited to the net amount received by the Stockholder from the sale of Martek Common Stock pursuant to the Registration Statement; provided, however, that such Stockholder shall not be liable in any such case to the extent that prior to the effective date of the Registration Statement, such Stockholders have furnished in writing to Martek information expressly for use in the Registration Statement which corrected or made not misleading information previously furnished to Martek.

          (d)     In connection with any registration of Martek Common Stock pursuant to this Agreement, Martek will pay all expenses incident to its performance of or compliance with this Section 5.5 including, without limitation, all registration, filing and National Association of Securities Dealers fees, fees and expenses of compliance with federal or state securities laws, printing expenses and fees and disbursements of counsel for Martek and all independent public accountants.

     SECTION 5.6. Required Notices; Information Statement; Private Placement Memorandum.

          The Company shall mail, as soon as practicable but in any event within five Business Days of the date hereof, to all Stockholders that did not execute a Written Consent, the notices required by Sections 228(e) and 262(d)(2) of the DGCL, together with an Information Statement of the Company, in a form reasonably satisfactory to Martek. The Company shall notify Martek that such mailing has occurred within one Business Day of such mailing.

     SECTION 5.7. Other Actions; Notification.

          (a)     The Company and Martek each shall from the date hereof until the Effective Time cooperate with the other and use its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

          (b)     The Company and Martek each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Martek, the Company or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c)     The Company and Martek each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

     SECTION 5.8. Nasdaq Listing.

          As soon as practicable after the date hereof and in any event prior to the Effective Time, Martek shall list on Nasdaq the shares of Martek Common Stock to be issued in connection with the Merger and upon exercise of Assumed Plan Options.

     SECTION 5.9. Options.

          (a)     Concurrent with the Effective Time, each stock option to purchase Company Common Stock (the “Plan Option”) which is outstanding immediately prior to the Effective Time pursuant to the Company’s 1996 Stock Plan in effect on the date hereof (the “Stock Plan”) shall together with each such Stock Plan, be assumed by Martek and shall thereby be converted into an option (an “Assumed Plan Option”) to purchase the number of shares of Martek Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Plan Option immediately prior to the Effective Time by (ii) a fraction the numerator of which is the Option Share Consideration and the denominator of which is the total number of Company Options outstanding at the Effective Time (the “Option Conversion Ratio”), at an exercise price per share of Martek Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock in effect under such Plan Options immediately prior to the Effective Time divided by the Option Conversion Ratio. Except for the foregoing adjustments and the immediate vesting of any unvested portion of a Plan Option upon the Closing Date, all the terms and conditions in effect for each Assumed Plan Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Plan Options in lieu of the substitution therefor of Assumed Plan Options.

          (b)     Concurrent with the Effective Time, each stock option to purchase Company Common Stock (the “Non-Plan Option”) which is outstanding immediately prior to the Effective Time other than pursuant to the Stock Plan shall be assumed by Martek and shall thereby be converted into an option (an “Assumed Non-Plan Option”) to purchase the number of shares of Martek Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Non-Plan Option immediately prior to the Effective Time by (ii) the Option Conversion Ratio, at an exercise price per share of Martek Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock in effect under such Non-Plan Options immediately prior to the Effective Time divided by the Option Conversion Ratio. Except for the foregoing adjustments and the immediate vesting of any unvested portion for Non-Plan Option upon the Closing Date, all the terms and conditions in effect for each Assumed Non-Plan Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Non-Plan Options in lieu of the substitution therefor of Assumed Non-Plan Options.

          (c)     As soon as practicable after the Effective Time, Martek shall deliver to the holders of Company Options agreements evidencing the grants of such Assumed Options.

          (d)     As soon as practicable after the Effective Time, Martek shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Assumed Plan Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Plan Options remain outstanding.

          (e)     Each holder of a Company Option shall also be entitled to receive Contingent Rights as described in Section 1.5(c)(iii). Neither the exercise of the Assumed Options nor the continued employment of an Interest Holder with the Surviving Company shall be a condition to the delivery to the holders of Assumed Options of any portion of the Maximum Contingent Share Consideration.

     SECTION 5.10. Notification of Certain Matters.

          The Company shall give prompt notice to Martek, and Martek shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event which would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (including, but not limited to, the representations and warranties covered by Section 2.3, which shall be updated as if made as of the Closing Date and delivered to Martek no later than two Business Days prior to the Closing Date), (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied or (c) any failure of the Company, Martek or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available to the party receiving such notice.

     SECTION 5.11. Payment of Indebtedness by Related Persons; Procurement of Creditor Releases; Entry into Creditor Agreements;
Termination of Liens.

          (a)     The Company will cause all indebtedness owed to the Company or any of its Subsidiaries by any stockholder or Affiliate of any stockholder to be paid in full prior to the Effective Time.

          (b)     The Company will obtain from each Person listed on Schedule 5.11A a release, in a form reasonably satisfactory to Martek, of those obligations of the Company to such Person that are specified on Schedule 5.11A, such release to be effective as of the Effective Time (collectively, the “Creditor Releases”). The Company will enter into a written arrangement, reasonably satisfactory to Martek, with each Person specified in Schedule 5.11B regarding the obligations of the Company to such Person that are specified on Schedule 5.11B, such agreement to be effective as of the Effective Time (collectively, the “Creditor Agreements”).

          (c)     The Company will cause the termination of all Liens other than Permitted Encumbrances on any of the Assets of the Company or its Subsidiary prior to or contemporaneously with the Effective Time.

     SECTION 5.12. Reduction in Number of Unaccredited Investors.

          Notwithstanding anything to the contrary herein, the Company will use its best efforts to reduce by the Closing Date the number of its stockholders that are not “accredited investors” to no more than 32.

     SECTION 5.13. Delivery of Investor Letters.

          The Company will use its commercially reasonable efforts to cause all of the Stockholders (other than those holding Dissenting Shares) to deliver investor letters to Martek in the form attached as Exhibit D.

     SECTION 5.14. Termination of Severance Agreements.

          The Company will cause all severance agreements (the “Severance Agreements”) between the Company and any employee of the Company (including, but not limited to, Mark Braman, Robert Di Scipio, Jim Flatt, Michael Klacik, Richard Green and William Barclay) to be terminated prior to the Effective Time.

     SECTION 5.15. Warrants.

          The Company will cause all outstanding warrants to purchase Company Capital Stock to be exercised prior to the Effective Time.

     SECTION 5.16. Working Capital.

          On the Closing Date Balance Sheet delivered by the Company to Martek pursuant to Section 5.21(b), the Surviving Company’s current liabilities shall not exceed the Surviving Company’s current Assets.

          Martek shall be indemnified to the extent that the Surviving Company’s current liabilities that are or should have been included on the Closing Date Balance Sheet exceed the Surviving Company’s current Assets that are or should have been included on the Closing Date Balance Sheet (the “Deficit”); provided that all liabilities of the Company with respect to which the Company has not obtained a Release or entered into a Creditor Agreement prior to the Effective Time shall be included on the Closing Date Balance Sheet; and, provided further that Martek’s exclusive remedy for indemnification for a Deficit shall be delivery to Martek of shares of Martek Common Stock held in the Martek Escrow Fund. If (x) the Closing occurs on or before April 15, 2002 and the Deficit exceeds $3,000,000, or (y) the Closing occurs after April 15, 2002 and on or before April 30, 2002 and the Deficit exceeds $3,500,000, or (z) the aggregate amount payable by the Company for the items specified on Schedule 5.11 exceeds the amount specified thereon for such items by $3,000,000 (each a “Threshold Event”), Martek may elect not to close the transactions contemplated by this Agreement pursuant to Section 6.2(h). If Martek elects to close the transactions contemplated by this Agreement despite a Threshold Event, Martek shall remain entitled to be indemnified for the entire amount of any Deficit; provided, however that Martek’s exclusive remedy for indemnification for such Deficit shall be delivery to Martek of shares of Martek Common Stock held in the Martek Escrow Fund. The parties agree that if the Merger is not consummated by April 30, 2002, they shall renegotiate the provisions of this Section 5.16 in good faith.

          To the extent that a number of Directed Shares equal to $1.5 million divided by the lesser of the Current Average Price and the Closing Average Price are not used to pay-down Other Liabilities (“Undirected Shares”) within 30 days after the Closing Date and if there is a Deficit: (A) Martek is entitled to receive from the Martek Escrow Fund a number of shares of Martek Common Stock equal to the number of Undirected Shares and (B) the Closing Date Balance Sheet shall be revised to include, as a current liability, that portion of the Other Liabilities not paid-down with Directed Shares.

     SECTION 5.17. Indemnification.

          From and after the Effective Time for a period of six years, Martek shall fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer of the Company against losses such person may incur based upon matters existing or occurring prior to the Effective Time (other than matters based upon an alleged breach of fiduciary duty in connection with the Merger) pursuant to any indemnification provision of the Company’s certificate of incorporation or its bylaws as each is in effect on the date hereof. If Martek or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and each case, proper provision shall be made so that the successors and assigns of Martek shall assume the obligations set forth in this Section 5.17. Martek agrees to cause the Surviving Company to pay a total of no more than $58,000 toward the premium for a directors’ and officers’ insurance and indemnification policy having terms and conditions no less favorable to the Company’s present and former directors and officers than those contained in the Company’s directors’ and officers’ insurance and indemnification policy in effect as of the date hereof and covering claims made and insurable events occurring prior to or within six years after the Effective Time.

     SECTION 5.18. Appointment of Director.

          As soon as practicable after the Closing, Martek shall increase the number of Martek Board seats to eleven and appoint Robert J. Flanagan to the Martek Board.

     SECTION 5.19. Recognition of Certain Payments and Service.

Martek shall either continue the Company’s and its Subsidary’s existing health and dental plans or offer the employees of the Company and its Subsidiary coverage under Martek’s health and dental plans. If Martek continues the existing health and dental plans of the Company and its Subsidiary, Martek shall recognize pre-Closing payments towards deductibles and co-payments made by the Company’s or its Subsidiary’s employees or dependents in connection with such existing plans (the “Employee Payments”). If Martek offers employees of the Company and its Subsidiary coverage under Martek’s health and dental plans, Martek shall (a) recognize the Employee Payments in connection with Martek’s health and dental plans or (b) reimburse employees of the Company and its Subsidiary or such employees’ dependents for any Employee Payments. Martek shall recognize the amount of accrued vacation of each Company employee at the Effective Time; provided, that such accrued vacation shall be used in accordance with Martek’s vacation policy. For purposes of determining the amount of vacation for which each Company employee is eligible after the Closing, Martek shall recognize the length of service of such employee with the Company as if such employee had been employed by Martek during such time.

     SECTION 5.20. Monetization Transaction.

          Martek will not unreasonably withhold its consent to a private sale or other monetization transaction involving some or all of the Directed Shares (other than those covered by the Market-Stand-Off Agreements between each of Messrs. Braman and Flatt and Martek) prior to the effective date of the Registration Statement.

     SECTION 5.21. Delivery of Audited Financial Statements; Operating Budget.

          (a)     Prior to the Effective Time, the Company shall deliver to Martek the audited consolidated balance sheet of the Company and its Subsidiary as of December 31, 2001 and the audited consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001.

          (b)     On the Business Day prior to the Closing Date, the Company shall deliver to Martek a pro forma balance sheet of the Surviving Company as of immediately after the Effective Time and after giving effect to the distribution of the Initial Share Consideration (including the Directed Shares) pursuant to Sections 1.5 and 1.8 of this Agreement, prepared on a good faith basis in accordance with GAAP and consistent with the accounting principles used in preparing the Financial Statements (“Closing Date Balance Sheet”). All liabilities of the Company with respect to which the Company has not obtained a Creditor Release or entered into a Creditor Agreement prior to the Effective Time shall be included on the Closing Date Balance Sheet. The Closing Date Balance Sheet shall not include any expenses incurred by the Company at the written request of Martek other than those expenses incurred by the Company in the Ordinary Course of Business.

          (c)     Prior to the Effective Time, the Company shall deliver to Martek an Operating Budget reasonably acceptable to Martek for the period beginning on the Closing Date and ending on April 30, 2003, which shall be consistent with the gross numbers and items specified in the Appendix to Schedule 1.5(e).

     SECTION 5.22. 401(k) Retirement Plan.

          At least one day prior to the Closing Date, the Company shall take such actions as are necessary to amend the Company’s 401(k) retirement plan so that the only companies participating in such plan are the Company and its Subsidiary.

     SECTION 5.23. Market Stand-Off Agreement with Escrow Agent for Directed Shares Escrow Fund.

          The Company shall cause the escrow agent for the Directed Shares Escrow Fund to enter into a Market Stand-Off Agreement, in a form reasonably satisfactory to Martek, covering the shares of Martek Common Stock held in such escrow fund that would otherwise be covered under the agreements contemplated by Exhibits B and C.

ARTICLE VI
CONDITIONS PRECEDENT

     SECTION 6.1. Conditions Precedent to Each Party’s Obligation to Effect the Merger.

          The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

          (a)     Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Martek Material Adverse Effect or a Company Material Adverse Effect, assuming the Merger had taken place, shall have been obtained, made or occurred.

          (b)     No Injunction. No temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or other governmental or regulatory authority prohibiting or preventing the consummation of the Merger or any of the transactions contemplated hereunder shall have been enacted, issued, promulgated or enforced.

          (c)     Stockholder Approval. The Merger shall have been duly approved by holders of Company Capital Stock as required by the Company’s certificate of incorporation.

          (d)     Nasdaq Listing. The Martek Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq.

     SECTION 6.2. Conditions Precedent to Obligations of Martek.

          All obligations of Martek under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a)     Performance of Obligations; Representations and Warranties; Dissenters.

                    (i)     The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. The Company’s representations and warranties contained in Article II of this Agreement shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Martek shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied; and

                    (ii)    there shall have been no changes that have had or are reasonably likely to have a Company Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

          (b)     Consents. The Company shall have received all necessary consents or waivers to carry out the transactions contemplated by this Agreement, in form and substance satisfactory to Martek, from the other parties to all contracts, leases or agreements to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c)     Employment Agreements; Nondisclosure and Proprietary Rights Agreements. Each of the individuals listed on Schedule 6.2(c-1) shall have entered into a mutually satisfactory employment agreement with Martek and each of the individuals listed on Schedule 6.2(c-2) shall have entered into proprietary information, inventions and non-compete agreements substantially in the form of Exhibit E hereto.

          (d)     Escrow Agreement. The Stockholders’ Representative shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit F, on behalf of all Stockholders other than the holders of Dissenting Shares.

          (e)     Legal Opinion. Martek shall have received from Gibson, Dunn & Crutcher, counsel to the Company, an opinion as to the matters set forth in Exhibit G-1, in form and substance satisfactory to Martek, and Martek shall have received from Robert DiScipio, in-

house counsel to the Company, an opinion as to matters set forth in Exhibit G-2, in the form and substance satisfactory to Martek.

          (f)     Dissenters. Holders of shares of Company Capital Stock representing in excess of 95% of the issued and outstanding Company Capital Stock shall not have demanded payment or exercised appraisal rights under Section 262 of the DGCL.

          (g)     Private Placement. Martek, in its reasonable, good faith judgment (based in part upon receipt of the Investor Letters), shall have determined that the issuance of Martek Common Stock to the Stockholders pursuant to this Agreement complies in all respects with Rule 506 under the Securities Act.

          (h)     Working Capital. If there is a Threshold Event, Martek may elect not to close the transactions contemplated by this Agreement. If Martek elects to close the transactions contemplated by this Agreement despite a Threshold Event, Martek shall remain entitled to be indemnified for the entire amount of any Deficit; provided, however that Martek’s exclusive remedy for indemnification for such Deficit shall be delivery to Martek of shares of Martek Common Stock held in the Martek Escrow Fund.

          (i)     Creditor Releases and Agreements. Martek shall have received the executed Creditor Releases and a copy of each of the Creditor Agreements.

          (j)     Market Stand-Off Agreements. Martek shall have received Market Stand-Off Agreements, in the applicable form, from the Persons specified in Schedules 5.5A and 5.5B.

     SECTION 6.3. Conditions Precedent to the Company’s Obligations.

          All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a)     Performance of Obligations; Representations and Warranties.

                    (i)     Martek and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Martek and Merger Sub contained in Articles III and IV of this Agreement shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or a Senior Vice-President of Martek, certifying that the conditions specified in this Section 6.3(a) have been satisfied; and

                    (ii)    There shall have been no changes that have had or are reasonably likely to have a Martek Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

          (b)     Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Hogan & Hartson L.L.P., in form satisfactory to the Company, as to the legal validity of the shares of Martek Stock to be issued in the Merger.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

     SECTION 7.1. Survival of Representations and Warranties.

          All of the Company’s, Martek’s and Merger Sub’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date which is one year following the Closing Date.

     SECTION 7.2. Indemnification.

          (a)     Indemnification by the Company. Martek, Merger Sub and their respective officers, directors and Affiliates (the “Indemnified Parties”) shall be indemnified and held harmless by the Stockholders (other than those holding Dissenting Shares) and, to the extent described in Section 7.2(b)(iii), the holders of Assumed Options against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or contained in a certificate of any officer of the Company delivered pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, (iii) any Deficit as described in Section 5.16, or (iv) any claim by a former employee of the Company in connection with the reduction in force of the Company in January 2002; provided that Martek shall not be entitled to receive indemnification payments with respect to any Loss unless and until the aggregate amount of the Losses incurred by Martek exceeds $50,000, at which point Martek shall be entitled to recover the full amount of its Losses; and provided further that, in determining the amount of any Losses suffered by Martek which give rise to liability of the Company hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by Martek attributable to such Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Loss was incurred; and (y) the amount of any insurance benefits actually realized by Martek attributable to such Losses or derived therefrom. Martek’s exclusive remedy with respect to any and all Losses shall be delivery to Martek of shares of Martek Common Stock held in the Martek Escrow Fund pursuant to the Escrow Agreement. The Interest Holders shall not have any right of contribution from the Company with respect to any Loss claimed by Martek after the Effective Time. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger is not consummated.

          (b)     Satisfaction of Indemnification Obligations; Martek Escrow Fund. The Stockholders will be deemed to have received and deposited the Martek Escrow Amount, plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Martek after the Effective Time with respect to the Martek Escrow Amount, with First Union National Bank (or another institution acceptable to Martek and the Stockholders’ Representative as escrow agent (the “Martek Escrow Agent”)), such deposit to constitute an escrow fund (the “Martek Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement.

     SECTION 7.3. Stockholders’ Representative.

          (a)     Appointment of Stockholders’ Representative. In the event the Stockholders approve the Merger pursuant to the Written Consent, effective as of the date of this Agreement and without any further action by the Stockholders, Robert Zuccaro will be appointed as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder receiving Martek Common Stock in the Merger, for and on behalf of the Stockholder. The Stockholders’ Representative shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, defending all indemnity claims against the Stockholders pursuant to Section 6.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Martek and its agents regarding such claims, dealing with Martek and the Martek Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors. Notwithstanding the foregoing, each Stockholder shall have the right to exercise any voting rights appertaining to the Martek Escrow Amount. The Stockholders’ Representative shall act as promptly as reasonably possible in carrying out his duties.

          (b)     Indemnification of Stockholders’ Representative. The Stockholders’ Representative may act upon any instrument or other writing believed by the Stockholders’ Representative in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by him of his duties pursuant to the provisions of the Escrow Agreement, except for his own willful misconduct or gross negligence. The Stockholders’ Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by the Stockholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Stockholders’ Representative as a result of the Stockholders’ Representative’s performance of his duties under this Agreement and the Escrow Agreement, provided that the Stockholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Stockholders’ Representative as a result of his willful misconduct or gross negligence. The Stockholders’ Representative Escrow Amount, plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Martek after the Effective Time with respect to the Stockholders’ Representative Escrow Amount, will be deposited with and will be held by First Union National Bank (or another institution acceptable to the Company and the Stockholders’ Representative) as escrow agent for the Stockholders’ Representative Escrow Fund, such deposit to constitute an escrow fund (the “Stockholders’ Representative Escrow Fund”) to be governed by the terms set forth in an escrow agreement to be agreed to by the Company and the Stockholders’ Representative.

          (c)     Access to Information. The Stockholders’ Representative shall have reasonable access to information of and concerning any Indemnity Claim which is in the possession, custody or control of the Surviving Company and Martek and the reasonable assistance of the Surviving Company’s and Martek’s officers and employees for purposes of performing the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Shares by Martek; provided that the Stockholders’ Representative shall treat confidentially and not disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representative’s attorneys, accountants or other advisers, the Stockholders, and the arbitrators appointed to resolve Disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

          (d)     Reasonable Reliance. In the performance of his duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Martek. The Stockholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

          (e)     Attorney-in-Fact.

                    (i)     The Stockholders’ Representative shall be hereby appointed and constituted by the Stockholders the true and lawful attorney-in-fact of each Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

                    (ii)    This power of attorney and all authority conferred shall be granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder shall renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

                    (iii)   Each Stockholder shall waive any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under the Escrow Agreement.

                    (iv)   Notwithstanding the power of attorney granted pursuant to this Section 7.3, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such agreement, instrument, acknowledgement or other act or document directly instead of the Stockholders’ Representative.

          (f)     Liability. If the Stockholders’ Representative is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representative shall, in making such determination, be liable to the Stockholders only for his willful misconduct and gross negligence as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Representative may request from any of the Stockholders or any other person such reasonable additional evidence as the Stockholders’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of, and consult with, others, including any of the Stockholders, and the Stockholders’ Representative shall not be liable to any Stockholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

          (g)     Orders. The Stockholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Shares. If any portion of the Escrow Shares is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (h)     Cessation of Duties or Removal of Stockholders’ Representative; Authority of Successor Stockholders’ Representative. Stockholders who in the aggregate hold at least a majority of the Stockholders’ interest in the Escrow Shares shall have the right at any time during the term of the Escrow Agreement to (x) appoint a successor Stockholders’ Representative upon the resignation, disability or death of the then-acting Stockholders’ Representative and (y) remove the then-acting Stockholders’ Representative and appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then-acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Martek Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative.

     SECTION 7.4. Remedy.

          Notwithstanding anything to the contrary herein, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on fraud. No Stockholder shall have any right to contribution from the Surviving Company for any claim made by Martek with respect to any Loss claimed by Martek after the Effective Time. The parties hereto agree that time is of the essence and that a remedy at law for any breach of the covenants herein the result of which would delay the Closing would be inadequate and that the parties hereto shall be entitled to a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to the other party in any of the courts of the United States of America or any state or other political subdivision thereof.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

     SECTION 8.1. Expenses.

          Regardless of whether or not the transactions contemplated hereby have been consummated at the Closing, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the foregoing, the Company shall pay the fees and expenses of its financial, legal and accounting advisors Salomon Smith Barney Inc., Allen & Company, Gibson, Dunn & Crutcher and Deloitte & Touch LLP. There are no liquidated damages or restrictions on claims that may be brought by Martek if this Agreement is terminated by Martek pursuant to Section 8.5(d) or by the Company if this Agreement is terminated by the Company pursuant to Section 8.5(c).

     SECTION 8.2. Press Releases.

          The Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of Martek. Martek and the Company shall collaborate with respect to issuing a press release announcing the Merger; provided that Martek retains the right to issue any press release that in Martek’s judgment is required by any Law.

     SECTION 8.3. Contents of Agreement; Parties in Interest; Etc.

          This Agreement and the agreements referred to or contemplated herein and the letter agreement dated February 15, 2001 concerning confidentiality (the “Confidentiality Agreement”) set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

     SECTION 8.4. Assignment and Binding Effect.

          This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Martek may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned subsidiary of Martek, upon written notice to the Company if the assignee shall assume the obligations of Martek hereunder and Martek shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     SECTION 8.5. Termination.

          (a)     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Martek.

          (b)     Termination by Either Martek or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Martek or the Company if (i) the Merger shall not have been consummated by the 30th day following the date on which the Company notifies Martek that the Company has mailed to the Stockholders the Information Statement referenced in Section 5.6, or (ii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated or the stockholder approval to be obtained.

          (c)     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if the Company is not in material breach of its obligations under this Agreement and there is a breach by Martek of any material representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within 30 days after written notice thereof to Martek, or such breach cannot be cured and would cause a condition set forth in Section 6.3(a) to be incapable of being satisfied.

          (d)     Termination by Martek. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice given to the Company by Martek if it is not in material breach of its obligations under the Agreement and there is a breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement, or such breach has not been cured within 30 days after written notice thereof to the Company, or such breach cannot be cured and would cause a condition set forth in Sections 6.2(a) or 6.2(d) to be incapable of being satisfied.

          (e)     Effect of Termination and Abandonment.

                    (i)     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8.5, this Agreement (other than as set forth in this Section 8.5(e)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

     SECTION 8.6. Definitions.

          As used in this Agreement the terms set forth below shall have the following meanings:

          (a)     “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common Control with such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          (b)     “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

          (c)     “Assumed Options” mean Assumed Plan Options and Assumed Non-Plan Options collectively.

          (d)     "Biological Materials” means cell lines, host cells and other organic materials that are material to the conduct of the Business.

          (e)     "Business” means Martek’s or the Company’s and its Subsidiary’s respective businesses as currently conducted, as applicable.

          (f)     “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the States of Colorado, Maryland or Delaware.

          (g)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (h)     "Company Intellectual Property” means all Intellectual Property that is currently owned by the Company or its Subsidiary.

          (i)     “Company Material Adverse Effect” means a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Company participates, the U.S. economy as a whole or foreign economies in any locations where Company has material operations or sales or suppliers or customers; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (A) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (B) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of Plan Options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, but only to the extent provided or made available to Martek prior to the date of this Agreement; or (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to compliance with the terms of, or the taking of any action required by, this agreement or the announcement or pendency of the Merger; including, without limitation, disruption of relations with suppliers or customers; or (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles applicable to the Company or any change in applicable laws or regulations or the interpretation thereof.

          (j)     “Company Options” means Plan Options and Non-Plan Options collectively.

          (k)     "Copyrights” mean U.S. and foreign registered copyrights and U.S. and foreign unregistered copyrights in materials that are material to the conduct of the Business (including those in computer software and databases), and all registrations and applications to register the same.

          (l)      "Cost of Sales” means the lesser of (a) Martek or its Affiliates’ costs of producing for sale products derived from the Technology at full-scale commercial production capacities and yields, including raw materials (net of reduction for any trade or quantity discounts earned), freight on raw materials, warehousing costs, direct labor costs and reasonable direct overhead costs allocated in accordance with GAAP, and excluding costs incurred in Process Development, or (b) all costs associated with third party production including a reduction for any trade or quantity discounts earned.

          (m)     “Encumbrances” mean Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

          (n)     “Environmental Claims” mean all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Substances or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Substances originating from the Company’s or its Subsidiary’s Assets or business; or (iii) any violations of Environmental Laws by the Company or its Subsidiary prior to the Closing Date, including reasonable expenditures necessary to cause the Company or its Subsidiary to be in compliance with or resolve violations of Environmental Laws.

          (o)     “Environmental Laws” mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating to: (i) the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances, or (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

          (p)     “Environmental Permits” mean any permits, licenses, certificates and approvals required under any Environmental Law.

          (q)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

          (r)     “Exchange Agent” means Registrar & Transfer Company or another bank or trust company designated as the exchange agent by Martek (which designation shall be reasonably acceptable to the Company).

          (s)     “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          (t)     "Gross Margin” means Net Sales less (i) Cost of Sales, (ii) inventory write-off and write-downs, (iii) packaging costs and (iv) royalties (excluding any minimum royalties which are accrued or may be accrued in excess of those royalties specified for sales of Products under paragraph 1 of the Settlement Terms Related to Arbitration of License Agreement dated September 15, 1993 between Pharmacia Corporation, on behalf of Monsanto, and the Company, dated May 10, 2000), each as related to Products, plus any royalties earned under sublicenses or other agreements with respect to the Products. Notwithstanding the foregoing, the definition used to calculate “Gross Margin” for purposes of Section 1.5(c)(v) shall be no less favorable than the definition used by Martek to calculate the gross margin on its products.

          (u)     “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (iv) which pose a hazard to human health, safety, natural resources, employees, or the environment.

          (v)     "Intellectual Property” means all of the following: Trademarks, Patents, Patent Applications, Copyrights, Software, Biological Materials, Know-How, and Trade Secrets.

          (w)     “Know-How” means the information reasonably necessary to utilize the Intellectual Property to conduct the Business.

          (x)     “Knowledge” means the actual knowledge of any of the officers of the Company and its Subsidiary, or any of the officers of Martek, as applicable, as of the date hereof.

          (y)     “Laws” mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

          (z)      "Licenses” mean all licenses and agreements pursuant to which the Company and its Subsidiary has acquired rights in or to any Intellectual Property that are material to the conduct of the Business.

          (aa)    “Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

          (bb)    “Martek Material Adverse Effect” means a material adverse effect on the business, financial condition, Assets, liabilities or results of operations of Martek and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Martek Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Martek participates, the U.S. economy as a whole or foreign economies in any locations where Martek has material operations or sales or suppliers or customers; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (A) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (B) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of Plan Options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or the announcement or pendency of the Merger, including, without limitation, disruption of relationships with suppliers or customers; or (vi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles applicable to Martek or any change in applicable laws, rules or regulations or the interpretation thereof.

          (cc)    "Net Sales” means, collectively, the gross amount invoiced by Martek, its Affiliates or sublicensees for sales of Products, less the following as they pertain to the aforementioned sales: (i) any and all normal and customary trade and quantity discounts and customary allowances actually granted to customers for returns or credits; recalls (whether in the form of a credit or free replacement actually given in place of the returned or recalled product); (ii) allowances to end users which are reasonable and customary in accordance with generally accepted practices in the industry; (iii) taxes and transportation costs and (iv) rebates paid to wholesalers and other distributors. Notwithstanding the foregoing, no deductions shall be made from Net Sales for (A) items listed in (i) through (iv) above except to the extent any such amounts are actually granted and paid and/or credited with respect to the Products; provided that Martek may reconcile such amounts within a given fiscal quarter, (B) commissions paid to individuals, whether they are with independent sales agencies or are regularly employed by Martek or its Affiliates or sublicensees and are on its or their payroll, or (C) for the cost of collections. If Martek or its Affiliates transfer Products to an unaffiliated party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash or to an unaffiliated party in other than a bona fide arm’s length transaction, the price for such Product, for the purposes of Net Sales, shall be deemed to be the standard invoice price then being invoiced by Martek or its Affiliates in an arm’s length transaction with similar customers for similar quantities. The parties agree that Products shall be considered “sold” when invoiced.

          (dd)    “Ordinary Course of Business” means all actions taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business and the same stage of development as such Person.

          (ee)    "Other Liabilities” means amounts owed to investment bankers and other creditors by the Company.

          (ff)     "OT Lender I” means the OT Lender Partnership, a Colorado partnership.

          (gg)   "OT Lender II” means OT Lenders II LLC, a Delaware limited liability company.

          (hh)   "Patent Applications” mean all U.S. and foreign patent applications, and any and all provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

          (ii)      "Patents” mean issued U.S. and foreign patents, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

          (jj)      “Permitted Encumbrances” mean (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) Liens that do not materially detract from the value or impair the use of the Asset in question.

          (kk)      “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

          (ll)       "Process Development” means costs of producing Products for sale which are incurred prior to attainment of full-scale commercial production capacity and yields of Products in any facility and are in excess of the standard costs of producing Products reasonably expected to be included in that facility upon attainment of full-scale commercial production capacity and yields.

          (mm)    "Products” means (i) products derived from the Technology or (ii) Blended Products.

          (nn)    “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Substances from any source (including without limitation, the Real Property and property adjacent to the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

          (oo)    “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual release of Hazardous Substances.

          (pp)    "Software” means a set of statements or instructions to be used directly or indirectly in a computer to bring about certain results. The term “Software” shall include the object and source code versions of software programs and data that are part of the Company Intellectual Property.

          (qq)    “Subsidiary” of a Person means any corporation, partnership, joint venture or other entity in which such person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

          (rr)     “Tax” (and, with correlative meaning, “Taxes” and “Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

          (ss)     "Tax Liabilities” means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which the Company is or may become liable, or any deficiency or claim for any such Taxes that has been to the Company’s knowledge proposed, asserted or threatened.

          (tt)    “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (uu)    "Technology” means organisms referenced in the claims of, derived from or covered by (i) the Patents listed on Schedule 2.15(c) and (ii) the technology derived from the Licenses listed on Schedule 2.15(b).

          (vv)    "Trademarks” mean U.S. and foreign registered trademarks, service marks, trade names and logos and U.S. and foreign unregistered trademarks, service marks, trade names and logos that are material to the conduct of the Business and all registrations and applications to register the same.

          (ww)    "Trade Secrets” mean trade secrets as defined in the Uniform Trade Secrets Act including business information.

     SECTION 8.7. Notices.

          Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.7) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

          If to Martek:

                    Martek Biosciences Corporation
                    6480 Dobbin Road
                    Columbia, Maryland 21045
                    Attention: George P. Barker, General Counsel

          with a copy to:

                    Hogan & Hartson L.L.P.
                    111 South Calvert Street, 16th Floor
                    Baltimore, Maryland 21202
                    Attention: Michael J. Silver

          If to the Company:

                    OmegaTech, Inc.
                    4909 Nautilus Court North, Suite 208
                    Boulder, Colorado 80301
                    Attention: Mark A. Braman, President & CEO

          with a copy to:

                    Gibson, Dunn & Crutcher LLP
                    1050 Connecticut Avenue NW
                    Washington, D.C. 20036
                    Attention: Stephen I. Glover

          If to the Stockholders’ Representative:

                    Robert Zuccaro
                    C/o Target Investors, Inc.
                    15 River Road, Suite 220
                    Wilton, Connecticut 06897

          with a copy to:

                    Gibson, Dunn & Crutcher LLP
                    1050 Connecticut Avenue NW
                    Washington, D.C. 20036
                    Attention: Stephen I. Glover

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     SECTION 8.8. Amendment.

          This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of the respective boards of directors of the Company and Martek, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

     SECTION 8.9. Governing Law.

          This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the Stockholders in connection therewith.

     SECTION 8.10. No Benefit to Others.

          The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

     SECTION 8.11. Severability.

          If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     SECTION 8.12. Section Headings.

          All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 8.13. Schedules and Exhibits.

          All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     SECTION 8.14. Extensions.

          At any time prior to the Effective Time, Martek, on the one hand, and the Company, on the other, may, by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party.

     SECTION 8.15. Counterparts.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company and Martek may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Agreement and Plan of Merger
by and among Martek Biosciences Corporation,
OmegaTech, Inc.
and
OGTAQ Corp.
Signature Page

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

MARTEK BIOSCIENCES CORPORATION
By:	/s/ Henry Linsert, Jr.

Henry Linsert, Jr.
Chairman and Chief Executive Officer
OGTAQ CORP.
By:	/s/ Henry Linsert, Jr.

Henry Linsert, Jr.
President
OMEGATECH, INC.
By:	/s/ Robert M. Di Scipio

Name:	Robert M. Di Scipio

Title:	Vice President, CororateDevelopment,

General Counsel & Secretary

GLOSSARY OF DEFINED TERMS

DEFINED TERM	LOCATION OF DEFINITION
AAFCO	Section 2.26
Acquisition Proposal	Section 5.4
Adjusted Operating Expenses	Section 1.5(e)(i)
Affiliate	Section 8.6(a)
Aggregate Share Consideration	Section 1.5(c)
Agreement	Preamble
Application	Section 1.5(c)(v)(B)
Assets	Section 8.6(b)
Assumed Non-Plan Option	Section 5.9(b)
Assumed Options	Section 8.6(c)
Assumed Plan Option	Section 5.9(a)
Average Price	Section 1.5(c)(i)
Balance Sheet Date	Section 2.6
Biological Materials	Section 8.6(d)
Blended Products	Section 1.5(c)(xi)
Board Decision	Section 1.5(f)
Business	Section 8.6(e)
Business Day	Section 8.6(f)
Certificate of Merger	Section 1.1(b)
Certificates	Section 1.8(b)
Change In Control	Section 1.5(i)
Closing	Section 1.1(b)
Closing Average Price	Section 1.5(c)(i)
Closing Date	Section 1.1(b)
Closing Date Balance Sheet	Section 5.21(b)
Code	Section 8.6(g)
Combined Escrow Consideration	Section 1.5(d)
Common Stock Exchange Ratio	Section 1.5(c)(ii)
Company	Preamble
Company Benefit Plans	Section 2.17(a)
Company Board	Section 2.4(b)
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Intellectual Property	Section 8.6(h)
Company Material Adverse Effect	Section 8.6(i)
Company Options	Section 8.6(j)
Company Preferred Stock	Recitals
Company Projections	Section 2.29
Confidentiality Agreement	Section 8.3
Contingent Rights	Section 1.5(c)(iii)
Copyrights	Section 8.6(k)
Cost of Sales	Section 8.6(l)

DEFINED TERM	LOCATION OF DEFINITION
Creditor Agreements	Section 5.11(b)
Creditor Releases	Section 5.11(b)
Current Average Price	Section 1.5(c)(i)
Deficit	Section 5.16
DGCL	Recitals
DHA	Section 1.5(c)(v)(A)
Directed Shares	Section 1.5(c)(ii)
Directed Shares Escrow Fund	Section 1.5(d)
Dispute	Section 1.5(k)
Dissenting Shares	Section 1.7(a)
Earn-Out Period	Section 1.5(c)(v)
Effective Period	Section 5.5(a)
Effective Time	Section 1.1(b)
Employee Payments	Section 5.19
Encumbrances	Section 8.6(m)
Environmental Claims	Section 8.6(n)
Environmental Laws	Section 8.6(o)
Environmental Permits	Section 8.6(p)
ERISA	Section 8.6(q)
Exchange Act	Section 3.7
Exchange Agent	Section 8.6(r)
Exchange Fund	Section 1.8(a)
FDA	Section 1.5(c)(v)(A)
Financial Statements	Section 2.6
Future Average Price	Section 1.5(c)(vii)
GAAP	Section 2.6
Governmental Entity	Section 8.6(s)
GRAS	Section 2.26
Gross Margin	Section 8.6(t)
Hazardous Materials	Section 8.6(u)
HSR Act	Section 2.24
Indemnified Parties	Section 7.2(a)
Indemnity Claim	Section 7.3(a)
Independent Accounting Firm	Section 1.5(j)
Initial Share Consideration	Section 1.5(c)(i)
Intellectual Property	Section 8.6(v)
Interest Holders	Section 1.5(c)(iii)
IRS	Section 2.17(a)
Issued and Outstanding Capital Stock	Section 1.5(c)(ii)
Know-How	Section 8.6(w)
Knowledge	Section 8.6(x)
Laws	Section 8.6(y)
Licenses	Section 8.6(z)
Lien	Section 8.6(aa)

DEFINED TERM	LOCATION OF DEFINITION
LNA	Section 1.5(c)(v)(A)
Loss	Section 7.2(a)
Martek	Preamble
Martek Board	Section 1.5(c)(iv)
Martek Charter Documents	Section 3.2
Martek Common Stock	Section 1.5(c)
Martek Escrow Agent	Section 7.2(b)
Martek Escrow Amount	Section 1.5(d)
Martek Escrow Fund	Section 7.2(b)
Martek Intellectual Property	Section 3.13(a)
Martek Material Adverse Effect	Section 8.6(bb)
Martek Material Contracts	Section 3.15
Martek Projections	Section 3.17
Martek Real Property	Section 3.20(a)
Martek Stock	Section 1.5(c)
Martek Technology	Section 1.5(c)(xi)
Martek Third Party Intellectual Property	Section 3.13(a)
Material Contracts	Section 2.10(a)
Maximum Contingent Share Consideration	Section 1.5(c)(iii)
Merger	Recitals
Merger Sub	Preamble
Milestone	Section 1.5(c)(v)
Milestone Certificate	Section 1.5(j)
Milestone Date	Section 1.5(c)(vii)
NAS	Section 1.5(c)(v)(A)
Nasdaq	Section 1.5(c)(i)
Net Sales	Section 8.6(cc)
Non-Plan Option	Section 5.9(b)
Operating Budget	Section 1.5(e)
Operating Expenses	Section 1.5(e)(i)
Option Conversion Ratio	Section 5.9(a)
Option Fraction	Section 1.5(c)(ii)
Option Share Consideration	Section 1.5(c)(ii)
Ordinary Course of Business	Section 8.6(dd)
Other Liabilities	Section 8.6(ee)
OT Lender I	Section 8.6(ff)
OT Lender II	Section 8.6(gg)
Patent Applications	Section 8.6(hh)
Patents	Section 8.6(ii)
Permitted Encumbrances	Section 8.6(jj)
Person	Section 8.6(kk)
Plan Option	Section 5.9(a)
Process Development	Section 8.6(ll)
Products	Section 8.6(mm)

DEFINED TERM	LOCATION OF DEFINITION
Real Property	Section 2.11
Recent 10-Q	Section 3.8
Recommendation	Section 1.5(c)(v)(A)
Registration Statement	Section 5.5(a)
Release	Section 8.6(nn)
Remaining Maximum Contingent Share Consideration	Section 1.5(f)
Remediation	Section 8.6(oo)
Response Period	Section 1.5(j)
Rights Agreement	Section 3.9
Sale of Technology	Section 1.5(h)
SEC	Section 3.4(b)
Securities Act	Section 2.17(b)
Severance Agreements	Section 5.14
Software	Section 8.6(pp)
Stock Plan	Section 5.9(a)
Stockholder Affiliates	Section 5.5(b)
Stockholders	Section 1.5(a)
Stockholders’ Representative	Section 7.3(a)
Stockholders’ Representative Escrow Amount	Section 1.5(d)
Stockholders’ Representative Escrow Fund	Section 7.3(b)
Subsidiary	Section 8.6(qq)
Surviving Company	Section 1.1(a)
Suspension Period	Section 5.5(a)
Tax	Section 8.6(rr)
Tax Liabilities	Section 8.6(ss)
Tax Return	Section 8.6(tt)
Technology	Section 8.6(uu)
Threshold Event	Section 5.16
Trademarks	Section 8.6(vv)
Trade Secrets	Section 8.6(ww)
Undirected Shares	Section 5.16
Voting Stock	Section 1.5(i)
Written Consent	Recitals